                                                                    EXHIBIT 10.2

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                                CREDIT AGREEMENT


                                  by and among


                          MORRISON KNUDSEN CORPORATION



                                       and



                                BANK OF MONTREAL



                            individually and as Agent


                                       and

                                    the Banks

                     which are or may become parties hereto



                           Dated as of October 8, 1996

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

                                TABLE OF CONTENTS


SECTION             DESCRIPTION                                             PAGE

Section 1.               Definitions; Interpretation of Agreement              1
     Section 1.1.        Definitions.                                          1
     Section 1.2.        Accounting Terms                                     13
Section 2.               The Revolving Credit                                 14
     Section 2.1.        General Terms                                        14
     Section 2.2.        The Loans                                            14
     Section 2.3.        Letters of Credit                                    15
     Section 2.4.        Manner of Borrowing                                  19
Section 3.               Interest                                             20
     Section 3.1.        Options                                              20
     Section 3.2.        Base Rate Portion                                    20
     Section 3.3.        LIBOR Portions                                       21
     Section 3.4.        Computation                                          21
     Section 3.5.        Minimum Amounts                                      21
     Section 3.6.        Manner of Rate Selection                             21
     Section 3.7.        Funding Indemnity                                    22
     Section 3.8.        Change of Law                                        22
     Section 3.9.        Unavailability of Deposits or Inability to
                         Ascertain, or Inadequacy of, LIBOR Rate              23
     Section 3.10.       Increased Cost and Reduced Return                    23
     Section 3.11.       Lending Offices                                      24
     Section 3.12.       Discretion of Banks as to Manner of Funding          24
Section 4.               Fees, Payments, Reductions, Applications and
                         Notations                                            24

     Section 4.1.        Commitment Fee                                       24
     Section 4.2.        Letter of Credit Fees                                24
     Section 4.3.        Agent's Fees                                         25
     Section 4.4.        Prepayments                                          25
     Section 4.5.        Terminations                                         25
     Section 4.6.        Place and Application                                25
     Section 4.7.        Notations and Requests                               27
     Section 4.8.        Capital Adequacy                                     27
     Section 4.9.        Withholding Taxes                                    28
Section 5.               The Collateral and Guaranties                        29
     Section 5.1.        The Collateral                                       29
     Section 5.2.        Further Assurances                                   30
     Section 5.3.        Guaranty                                             30
     Section 5.4.        Agreement to Release Liens                           31
Section 6.               Representations and Warranties                       31
     Section 6.1.        Organization and Power                               31
     Section 6.2.        Subsidiaries                                         32
     Section 6.3.        Use of Proceeds; Regulation U                        32
     Section 6.4.        Financial Statements                                 32
     Section 6.5.        Litigation and Taxes                                 34
     Section 6.6.        Burdensome Contracts with Affiliates                 34
     Section 6.7.        ERISA                                                34
     Section 6.8.        Full Disclosure                                      34
     Section 6.9.        Compliance with Law                                  35
     Section 6.10.       Merger                                               35
     Section 6.11.       The Plan and Certain Litigation                      36
Section 7.               Conditions Precedent                                 36

     Section 7.1.        All Advances                                         36
     Section 7.2.        Initial Advance                                      37
     Section 7.3.        Legal Matters                                        38
Section 8.               Covenants                                            40
     Section 8.1.        Maintenance of Business                              40
     Section 8.2.        Maintenance                                          40
     Section 8.3.        Taxes                                                40
     Section 8.4.        Insurance                                            40
     Section 8.5.        Financial Reports                                    40
     Section 8.6.        Compliance with Laws.                                42
     Section 8.7.        Nature of Business                                   42
     Section 8.8.        Liens                                                42
     Section 8.9.        Indebtedness                                         44
     Section 8.10.       Consolidated Net Worth                               45
     Section 8.11.       Consolidated Debt/Capital Ratio.                     45
     Section 8.12.       Debt Service Coverage Ratio                          45
     Section 8.13.       Acquisitions, Investments, Loans, Advances and
                         Guarantees                                           45
     Section 8.14.       Dividends and Certain Other Restricted Payments      47
     Section 8.15.       Mergers.                                             47
     Section 8.16.       Sale of Assets.                                      48
     Section 8.17.       Burdensome Contracts with Affiliates                 48
     Section 8.18.       No Change in Fiscal Year                             48
     Section 8.19.       Maintenance of Material Subsidiaries.                48
     Section 8.20.       Formation of Subsidiaries                            49
     Section 8.21.       No Restriction on Subsidiary Dividends               49
     Section 8.22.       Interest Rate Protection                             49
     Section 8.23.       Agreement to Release Lien Filings                    49

     Section 8.24.       The Plan                                             49
Section 9.               Events of Default and Remedies                       50
Section 10.              The Agent and Issuing Banks                          53
     Section 10.1.       Appointment and Authorization                        53
     Section 10.2.       Rights as a Bank                                     53
     Section 10.3.       Standard of Care                                     53
     Section 10.4.       Costs and Expenses                                   54
     Section 10.5.       Indemnity                                            54
Section 11.              Miscellaneous                                        55
     Section 11.1.       Waiver of Rights                                     55
     Section 11.2.       Non-Business Day                                     55
     Section 11.3.       Documentary Taxes                                    55
     Section 11.4.       Survival of Representations                          55
     Section 11.5.       Set-off Sharing                                      55
     Section 11.6.       Notices                                              55
     Section 11.7.       Counterparts                                         56
     Section 11.8.       Successors and Assigns                               56
     Section 11.9.       Participants                                         56
     Section 11.10.      Costs and Expenses                                   56
     Section 11.11.      Construction                                         57
     Section 11.12.      Assignment Agreements                                57
     Section 11.13.      Waivers, Modifications and Amendments                58
     Section 11.14.      Entire Agreement                                     58
     Section 11.15.      Headings                                             59
     Section 11.16.      Confidentiality                                      59
     Section 11.17.      Extensions of the Commitments                        59
     Section 11.18.      Currency                                             60

     Section 11.19.      Exclusive Jurisdiction                               60
     Section 11.20.      Waiver of Jury Trial                                 60
     Section 11.21.      Excess Interest                                      61
     Section 11.22.      Governing Law                                        61
     Section 11.23.      Single Bank                                          61
Exhibit A           --   Revolving Credit Note
Schedule 1.1        --   Lines of Business
Schedule 5.1        --   Excluded Assets
Schedule 6.2        --   Subsidiaries
Schedule 8.8        --   Permitted Existing Liens
Schedule 8.9        --   Permitted Existing Indebtedness
Schedule 8.13(l)    --   Existing Investments in, and loans,advances and
                         guaranties relating to, Unrestricted Subsidiaries
Schedule 8.13(m)    --   Permitted Guaranties

To each of
 the Banks which are or
 may become parties to
 this Agreement

Gentlemen:

     The undersigned, Morrison Knudsen Corporation, a Delaware corporation (the "COMPANY") applies to you for your several commitments, subject to all of the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to make a revolving credit (the "REVOLVING CREDIT") facility available to the Company, all as more fully hereinafter set forth.

SECTION 1.     Definitions; Interpretation of Agreement

     SECTION 1.1.   DEFINITIONS.   The following terms when used herein shall
have the following meanings, such terms to be equally applicable to both the singular and the plural of the terms defined:

     "ADJUSTED LIBOR RATE" shall mean a rate per annum determined in accordance with the following formula:

          Adjusted LIBOR Rate =                      LIBOR
                                     ____________________________________
                                     100% - Eurodollar Reserve Percentage

          "LIBOR" shall mean, with respect to an Interest Period, the rate of interest per annum determined by the Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits of United States Dollars in immediately available and freely transferable funds are offered to the Agent at 10:00 a.m. (Chicago time) two Business Days prior to the commencement of such Interest Period by major banks in the London interbank market upon request by the Agent for a period equal to such Interest Period and in an amount equal to the Agent's share of the LIBOR Portion scheduled to be outstanding during such Interest Period.

          "EURODOLLAR RESERVE PERCENTAGE" shall mean, for any day during an Interest Period, the rate at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed on such day by the Board of Governors of the Federal

     Reserve System (or any successor) on "Eurocurrency liabilities", as defined in such Board's Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Portions is determined on any category of extension of credit or other assets that includes loans by non-United States offices of any bank to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the LIBOR Portions shall be deemed to be eurocurrency liabilities as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Adjusted LIBOR Rate shall automatically be adjusted as of the date of any change in the Eurodollar Reserve Percentage.

     "AFFILIATE" shall mean any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person, (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of another Person, or (iii) more than 5% of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by another Person. The term "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

     "AGENT" shall mean Bank of Montreal, and its successors as agent hereunder.

     "AGREEMENT" shall mean this Credit Agreement, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

     "APPLICABLE MARGIN" shall mean the rate per annum specified below for the type of Portion for which the Applicable Margin is being determined or for Letter of Credit fees or for the commitment fee (as applicable):

          (a) At all times when the Company has a Moody's Rating of at least Baa3 or a S&P Rating of at least BBB-, then the Applicable Margin shall be determined as follows:

                                   Applicable Margin Shall Be:

                                                                        For
                       For          For         For Financial     Non-Financial         For
                      LIBOR         Base       Letter of Credit   Letter of Credit   Commitment
Rating Level         Portions   Rate Portion         Fee                Fee             Fee

Level I Status        .25%          Zero             .25%              .125%           .085%

Level II Status            .30%Zero                  .30%              .15%            .10%

Level III Status           .40%Zero                  .40%              .20%            .15%

Level IV Status            .50%Zero                  .50%              .25%            .20%

     PROVIDED, HOWEVER, that the foregoing rates per annum described in this clause (a) are subject to the following:

               (x) changes in the Applicable Margin resulting from a change in the S&P Rating or Moody's Rating shall become effective five (5) Business Days after the date the Agent is notified of the relevant change by the Company (the Company hereby agreeing to promptly notify the Agent of any such change promptly upon the same becoming effective); and

               (y) if and so long as any Event of Default has occurred and is continuing and notice of such Event of Default is delivered to the Company by the Agent at the request of the Required Banks, the Applicable Margins as otherwise computed hereunder shall be increased by adding the rate of 2% per annum thereto.

     (b) In the event the Company has no Moody's Rating or S&P Rating, or in the event such rating does not fall within the guidelines of clause (a) above, then the Applicable Margin shall be determined as follows:

          (i) At any time on or after November 30, 1996, and thereafter when Consolidated Debt/EBITDA Ratio is less than 1:50 to 1:00, then:

               Applicable Margin Shall Be:


For            For         For Financial                               For
LIBOR          Base       Letter of Credit    For Non-Financial     Commitment
Portions   Rate Portion         Fee          Letter of Credit Fee      Fee

  .75%         Zero            .75%                 .375%              .20%


         (ii) At all times prior to November 30, 1996, and thereafter when Consolidated Debt/EBITDA Ratio is greater than or equal to 1:50 to 1:00 but less than 3.00 to 1.00, then:

               Applicable Margin Shall Be:


For            For         For Financial                               For
LIBOR          Base       Letter of Credit    For Non-Financial     Commitment
Portions   Rate Portion         Fee          Letter of Credit Fee      Fee

  .875%        .125%           .875%                .4375%             .25%


        (iii) At any time on or after November 30, 1996, when Consolidated Debt/EBITDA Ratio is greater than or equal to 3.00 to 1.00, then:

               Applicable Margin Shall Be:


For            For         For Financial                               For
LIBOR          Base       Letter of Credit    For Non-Financial     Commitment
Portions   Rate Portion         Fee          Letter of Credit Fee      Fee

 1.125%        .25%            1.125%               .5625%             .30%


     PROVIDED, HOWEVER that the foregoing rates per annum described in this clause (b) are subject to the following:

                    (x) the Consolidated Debt/EBITDA Ratio shall be determined as of the last day of each fiscal quarter of the Company (i.e., the last day of each February, May, August and November), with any adjustment in the Applicable Margins resulting from a change in such Consolidated Debt/EBITDA Ratio to be effective forty-five (45) days after the last day of each fiscal quarter; and

                    (y) if and so long as any Event of Default has occurred and is continuing and notice of such Event of Default is delivered to the Company by the Agent at the request of the Required Banks, the Applicable Margins as otherwise computed hereunder shall be increased by adding the rate of 2% per annum thereto.

     "APPLICATIONS" shall have the meaning set forth in Section 2.3(c) hereof.

     "ASSIGNMENT AGREEMENT" shall have the meaning set forth in Section 11.12 hereof.

     "AUTHORIZED REPRESENTATIVE" means those persons shown on the list of officers provided by the Company pursuant to Section 7.2(a)(ii) hereof or on any update of any such list provided by the Company to the Agent, or any further or different officer of the Company so named by any Authorized Representative of the Company in a written notice to the Agent.

     "AVAILABLE FOREIGN CURRENCY" means any currency other than United States Dollars, so long as such currency is freely transferable and convertible into United States Dollars and is traded and readily available to the Agent in the London interbank market.

     "BANKS" shall mean the parties signing this Agreement as Banks and all other lenders becoming parties hereto pursuant to Section 11.12 hereof.

     "BASE RATE" means for any day the greater of:

          (i) the rate of interest publicly announced by Bank of Montreal from time to time as its prime commercial rate for United States dollar loans made in the United States (it being understood that such rate may not be Bank of Montreal's best or lowest rate), with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate; and

         (ii) the sum of (x) the rates quoted to the Agent as the prevailing rates per annum (rounded upward, if necessary, to the next higher 1/100 of 1%) bid at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day by two or more New York Federal funds dealers of recognized standing selected by the Agent for the purchase at face value of Federal funds in the secondary market in an amount comparable to the principal amount owed to the Agent for which such rate is being determined, or, if such rates are not quoted to the Agent, the rate for that day set forth opposite the caption "FEDERAL FUND (EFFECTIVE)" in the daily statistical release designated as "COMPOSITE 3:30 P.M. QUOTATIONS FOR U.S. GOVERNMENT SECURITIES", or any successor publication, published by the Federal Reserve Bank of New York PLUS (y) 1/2 of 1%, provided that this clause (ii) shall be inapplicable to any Loan which is outstanding for 15 days or more (for the foregoing purpose repayments of Loans shall be deemed applied to outstanding Loans in the same order in which they were made).

     "BASE RATE PORTION" is defined in Section 3.1 hereof.

     "BORROWING" shall mean the total of Loans of a single type made by all the Banks on a single date and, if such Loans are to be part of a LIBOR Portion, for a single Interest Period.

     "BLUE DIAMOND" shall mean Blue Diamond Materials, Inc., a Nevada corporation.

     "BUSINESS DAY" shall mean any day other than a Saturday or Sunday on which banks are open for business in Chicago, Illinois and, when used with reference to LIBOR Portions, a day on which banks are also open for business and dealing in United States Dollar deposits in London, England.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     "COLLATERAL" shall mean all properties, rights, interests and privileges from time to time subject to the liens and security interests granted to the Agent for the benefit of the Banks by the Collateral Documents.

     "COLLATERAL DOCUMENTS" shall mean all security agreements, pledge agreements, financing statements and other documents as shall from time to time secure the Notes and Applications and the other obligations of the Company hereunder.

     "COMMITMENTS" shall mean $200,000,000, as such amount may be reduced from time to time pursuant hereto. The Commitment of each Bank shall be the amount specified therefor on Exhibit A attached hereto and made part hereof (as the same shall be deemed amended after giving effect to the Assignment Agreements referred to in Section 11.12 hereof), as reduced from time to time pursuant hereto.

     "COMPANY" is defined in the introductory paragraph of this Agreement.

     "CONFIRMATION ORDER" is defined in Section 6.11 hereof.

     "CONSOLIDATED CAPITAL" shall mean, as of any time the same is to be determined, the sum of (a) Consolidated Total Indebtedness minus the aggregate amount of Letters of Credit then outstanding and (b) Consolidated Net Worth.

     "CONSOLIDATED DEBT/EBITDA RATIO" shall mean, as of any time the same is to be determined, the ratio of (a) the difference (but not below zero) of (i) Consolidated Total Indebtedness at such time minus (ii) the amount by which the sum of Eligible Cash and Eligible Securities at such time exceeds $5,000,000 to
(b) Earnings Before Interest, Taxes, Depreciation and Amortization for the most recently completed four fiscal quarters of the Company then ended; PROVIDED, HOWEVER, that during the initial twelve month period occurring after the Merger, Earnings Before Interest, Taxes, Depreciation and Amortization shall be computed by multiplying the actual amount thereof accruing after the date of the Merger by a fraction, the numerator of which is 365 and the denominator of which is the number of days elapsed since the date of the Merger.

     "CONSOLIDATED TOTAL INDEBTEDNESS" shall mean and include (but without duplication) all obligations of the Company and each of its Subsidiaries of the following types, all determined on a consolidated basis for the Company and its Subsidiaries determined in accordance with GAAP: (i) obligations (whether recourse or nonrecourse) for borrowed money or for the deferred purchase price of, or which have been incurred in connection with the acquisition of, property or assets other than current accounts payable, (ii) obligations of the type described in clause (i) secured by any lien or other charge upon property or assets owned by the Company or any Subsidiary, even though neither the Company nor any Subsidiary has assumed or become liable for the payment of such obligations, (iii) obligations payable over a period in excess of one year to purchase any property or to obtain the services of another Person if the contract requires that payment for such property or services be made regardless of whether such property is delivered or such services are performed other than employment agreements for management personnel, consulting agreements and contracts for construction services or supplies entered into in the ordinary course of business of the Company and its Subsidiaries, (iv) Long-term Rentals,
(v) obligations in respect of financial letters of credit, (vi) all liabilities referred to in clauses (i), (ii), (iii), (iv) and (v) above which are directly or indirectly guaranteed by the Company or any Subsidiary or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. The amount of Long-term Rentals payable on a lease to be included in Consolidated Total Indebtedness shall be discounted at the imputed interest rate applicable to such lease, which interest rate shall be deemed to be 9% per annum unless otherwise specified in such lease.

     "CONSOLIDATED NET INCOME" for any period shall mean the gross revenues from any source of the Company and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, but excluding in any event any gain arising from the acquisition of any equity securities of the Company or any Subsidiary.

     "CONSOLIDATED NET WORTH" shall mean, as of any date, consolidated net worth as computed in accordance with GAAP for the Company and its Subsidiaries on a consolidated basis.

     "CONTROLLING PERSON" means any Person who directly or indirectly through one or more intermediaries (i) controls another Person or (ii) beneficially owns or holds 5% or more of the Voting Stock or other equity interest in another Person. The term "control" shall have the same meaning herein as such term has in the definition of "Affiliate".

     "DEBT SERVICE COVERAGE RATIO" shall mean, as of any time the same is to be determined, the ratio of (a) Consolidated Total Indebtedness minus, to the extent included in Consolidated Total Indebtedness, the aggregate amount of all letters of credit then outstanding (whether financial letters of credit, performance letters of credit or commercial letters of credit) to (b) Earnings Before Interest,

Taxes, Depreciation and Amortization for the most recently completed four fiscal quarters of the Company then ended; PROVIDED, HOWEVER, that during the initial twelve month period occurring after the Merger, Earnings Before Interest, Taxes, Depreciation and Amortization shall be computed by multiplying the actual amount thereof accruing after the date of the Merger by a fraction, the numerator of which is 365 and the denominator of which is the number of days elapsed since the date of the Merger.

     "DEFAULT" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

     "DISCLOSURE STATEMENT" shall mean the Second Amended Disclosure Statement dated as of July 25, 1996, with respect to the plan of reorganization of Old MK in the form heretofore delivered to the Banks.

     "EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION" shall mean, with reference to any period, Consolidated Net Income for such period plus all amounts deducted in arriving at such Consolidated Net Income in respect of
(i) Interest Expense, (ii) taxes imposed on or measured by income or excess profits, (iii) all charges for depreciation of fixed assets and amortization of intangibles of the Company and its Subsidiaries, and (iv) all other noncash charges of the Company and its Subsidiaries determined in accordance with GAAP.

     "ELIGIBLE CASH" shall mean all cash and cash equivalents as defined in accordance with GAAP which are unrestricted and freely available to the Company or any Subsidiary (other than restrictions in the form of early withdrawal penalties for time deposits and other similar instruments) and which are free and clear of any lien, security interest, charge or encumbrance whatsoever other than a lien or security interest granted in favor of the Agent and any unasserted rights of offset of the relevant depositary financial institution.

     "ELIGIBLE LINES OF BUSINESS" shall mean the general nature of the business and activities engaged in by the Company and its Subsidiaries (which exist as Subsidiaries of the Company on the date of this Agreement) on the date of this Agreement, and shall, in any event, include businesses and activities consisting of engineering and construction, earthmoving, mining, equipment leasing to Affiliates of such Person, activities directly relating to the application of CF Systems Corporation's extraction technologies to food processing environmental remediation (exclusive of owning or operating a treatment, storage, or disposal facility for solid, special, or hazardous waste (except, with respect to operating any such facility, to the extent of the Company's operations and functions at such facility shall be substantially similar in scope and nature as the operations and functions currently performed by the Company at such facilities and described on Schedule 1.1 hereof)) industrial maintenance, site and infrastructure development, and manufacturing construction materials.

     "ELIGIBLE SECURITIES" shall mean short-term investments owned by the Company or any Subsidiary of the type described in Section 8.13(a)-(d) hereof and is an asset of the Company or such Subsidiary to which it has good and marketable title, is freely assignable, and is free and clear of any lien, security interest, charge or encumbrance whatsoever other than a lien or security interest granted in favor of the Agent for the benefit of the Banks, but excluding in any event any item constituting Eligible Cash.

     "EVENT OF DEFAULT" shall mean any of the events specified in Section 9.1 hereof.

     "FEDERAL FUNDS RATE" means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate.

     "FINANCIAL LETTER OF CREDIT" means a letter of credit classified as a financial letter of credit for regulatory reporting purposes by the Agent, which classification shall be conclusive and binding on the Company and the Banks if reasonably determined.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination and using the applicable principles of purchase accounting to account for the Merger.

     "GUARANTY" is defined in Section 5.3 hereof.

     "ICC" means Industrial Construction Corp., a Montana corporation.

     "INTEREST EXPENSE" shall mean with reference to any period all interest charges (including amortization of debt discount and expense and imputed interest on leases with an original term of one year or more) accrued for such period, whether or not paid, all as computed on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP. Imputed interest on leases shall be deemed to be 9% per annum, unless otherwise specified in the lease.

     "INTEREST PERIOD" shall mean with respect to any LIBOR Portion:

          (a) initially, the period commencing on, as the case may be, the creation or conversion date with respect to such LIBOR Portion and ending one, two, three or six months thereafter as selected by the Company in its notice as provided herein, or such other period of not less than ten days and not more than twelve months as agreed to at the time by the Company, the Agent and each of the Banks; and

          (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Portion and ending one, two, three or six months thereafter as selected by the Company in its notice as provided herein, or such other period of not less than ten days and not more than twelve months as agreed to at the time by the Company, the Agent and each of the Banks;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

          (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

         (ii) no Interest Period may extend beyond the final maturity date of the Notes;

        (iii) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and

         (iv) no Interest Period may be selected if after giving effect thereto the Company will be unable to make a principal payment scheduled to be made during such Interest Period without paying part of a LIBOR Portion on a date other than the last day of the Interest Period applicable thereto.

     For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, PROVIDED, HOWEVER, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

     "ISSUING BANK" means the Agent; PROVIDED that, in the event a Letter of Credit issued by the Agent is not acceptable to the beneficiary thereof, another Bank party to this Agreement acceptable to such beneficiary may be the Issuing Bank with respect to such Letter of Credit if agreed to by the Company and such Bank with prior notice to the Agent.

     "LETTERS OF CREDIT" shall mean Financial Letters of Credit and Non-Financial Letters of Credit issued for the account of the Company pursuant to Section 2.3 hereof.

     "LEVEL I STATUS" means the S&P Rating is at least A- or higher OR the Moody's Rating is at least A3 or higher.

     "LEVEL II STATUS" means Level I Status does not exist, but the S&P Rating is at least BBB+ or higher OR the Moody's Rating is at least Baa1 or higher.

     "LEVEL III STATUS" means neither Level I Status nor Level II Status exists, but the S&P Rating is at least BBB or higher OR the Moody's Rating is at least Baa2 or higher.

     "LEVEL IV STATUS" means none of Level I Status, Level II Status, and Level III Status exists, but the S&P Rating is at least BBB- or higher OR the Moody's Rating is at least Baa3 or higher.

     "LIBOR PORTION" is defined in Section 3.1 hereof.

     "LOAN DOCUMENTS" shall mean this Agreement, the Notes, the Applications, the Guaranty, the Collateral Documents, and each of the other instruments and documents to be delivered hereunder or thereunder or otherwise in connection therewith.

     "LOANS" shall have the meaning set forth in Section 2.2 hereof.

     "LONG-TERM RENTALS" shall mean and include all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or any Subsidiary, as lessee or sublessee under a lease of real or personal property having an initial term (exclusive of renewal terms which are at the option of the lessee) in excess of twelve months, but shall be exclusive of any amounts required to be paid by the Company or any Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges, all computed for the Company and its Subsidiaries on a consolidated basis. For purposes of any prospective calculations, fixed rents under any so-called "PERCENTAGE LEASES" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company or any Material Subsidiary to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or of the Banks thereunder.

     "MATERIAL FOREIGN SUBSIDIARY" means each Unrestricted Subsidiary except to the extent it has neither (a) assets with a book value at or in excess of 3% of the Company's consolidated total assets nor (b) net income for the most recently completed calendar year at or in excess of 3% of the Company's Consolidated Net Income.

     "MATERIAL SUBSIDIARY" means each Restricted Subsidiary designated as a Material Subsidiary on Schedule 6.2 hereof, and any other Restricted Subsidiary except to the extent such other Restricted Subsidiary has neither (a) assets with a book value at or in excess of 3% of the Company's consolidated total assets nor (b) net income for the most recently completed calendar year at or in excess of 3% of the Company's Consolidated Net Income.

     "MECHANIC'S LIENS" shall have the meaning set forth in Section 8.8(b) hereof.

     "MERGER" means the merger of Old MK with and into the Company, with the Company surviving the merger and changing its name to Morrison Knudsen Corporation.

     "MERGER DOCUMENTS" means the Restructuring and Merger Agreement dated May 28, 1996, and all amendments thereto entered into prior to the date hereof and furnished to the Banks under Section 7.2(c) hereof, and all other instruments and documents executed and delivered in connection therewith or the consummation of the Merger described therein.

     "MOODY'S RATING" means the rating assigned by Moody's Investors Service, Inc. to the outstanding senior unsecured non-credit enhanced long-term indebtedness of the Company. Any reference in this Agreement to any specific rating is a reference to such rating as currently defined by Moody's Investors Service, Inc. and shall be deemed to refer to the equivalent rating if such rating system changes.

     "NON-FINANCIAL LETTER OF CREDIT" means a letter of credit classified as a performance letter of credit or as a commercial letter of credit for regulatory reporting purposes by the Agent, which classification shall be conclusive and binding on the Company and the Banks if reasonably determined.

     "NOTES" shall have the meaning set forth in Section 2.2 hereof.

     "OLD MK" means Morrison Knudsen Corporation, a Delaware corporation prior to giving effect to the Merger.

     "OVERNIGHT FOREIGN CURRENCY RATE" means, for any amount payable in a currency other than U.S. Dollars, the rate of interest per annum as determined by the Agent (rounded upwards, if necessary, to the nearest whole multiple of one-sixteenth of one percent (1/16 of 1%)) at which overnight or weekend deposits of the appropriate currency (or, if such amount due remains unpaid more than three Business Days, then for such period of time not longer than six months as the Agent may elect in its absolute discretion) for delivery in immediately available and freely transferable funds would be offered by the Agent to major banks in the interbank market upon request of such major banks for the applicable period as determined above and in an amount comparable to the unpaid principal amount of the related obligation (or, if the Agent is not placing deposits in such currency in the interbank market, then the Agent's cost of funds in such currency for such period).

     "PERMITTED LIENS" is defined in Section 8.8 hereof.

     "PERSONS" shall mean any individual, trust, partnership, firm, corporation, limited liability company, association, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

     "PLAN" shall mean the First Amended Plan of Reorganization of Old MK dated as of July 25, 1996, in the form heretofore submitted to the Banks, as the same may from time to time be amended as permitted hereby.

     "PORTION" is defined in Section 3.1 hereof.

     "PRIOR CREDIT AGREEMENT" means that certain Credit Agreement dated as of September 8, 1995, as amended, by and among the Company, Bank of Montreal, individually and as agent, and the other lenders party thereto.

     "PURCHASE MONEY LIENS" is defined in Section 8.8(c) hereof.

     "REQUIRED BANKS" shall mean Banks holding 51% or more of the outstanding principal amount of the Loans and the credit risks to the Letters of Credit, or, if no Loans or Letters of Credit are outstanding, Banks granting 51% or more of the Commitments.

     "RESTRICTED SUBSIDIARY" shall mean each Subsidiary other than an Unrestricted Subsidiary.

     "REVOLVING CREDIT" is defined in the introductory paragraph of this Agreement.

     "S&P RATING" means the rating assigned by Standard & Poor's Ratings Services Group, a division of The McGraw-Hill Companies, Inc., to the outstanding senior unsecured non-credit enhanced long-term indebtedness of the Company. Any reference in this Agreement to any specific rating is a reference to such rating as currently defined by Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and shall be deemed to refer to the equivalent rating if such rating system changes.

     "SUBSIDIARY" means any corporation more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by the Company, by one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries.

     "TERMINATION DATE" shall mean October 8, 2001, or such later date to which the same may be extended pursuant to Section 11.17 hereof, or such earlier date on which the Commitments are terminated in whole pursuant to Section 4.5 or
Section 9 hereof.

     "UNRESTRICTED SUBSIDIARY" shall mean Blue Diamond, ICC, and each other Subsidiary which (i) is organized under the laws of a jurisdiction other than the United States of America or any state thereof, (ii) conducts substantially all of its business outside of the United States of America, and (iii) has substantially all of its assets outside of the United States of America.

     "U.S. DOLLARS" and "$" each means the lawful currency of the United States of America.

     "U.S. DOLLAR EQUIVALENT" means the amount of U.S. Dollars which would be realized by converting the relevant Available Foreign Currency into U.S. Dollars in the spot market at the exchange rate quoted by the Agent, at approximately 11:00 a.m. (London time) on the date on which a computation thereof is required to be made, to major banks in the interbank foreign exchange market for the purchase of U.S. Dollars with such foreign currency.

     "VOTING STOCK" shall mean securities of any class or classes of a Person, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors of such Person (or Persons performing similar functions).

     "WHOLLY-OWNED SUBSIDIARY" means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors' qualifying shares as required by law) or other equity interests are owned by the Company and/or one or more Wholly-Owned Subsidiaries within the meaning of this definition.

     Capitalized terms defined in the provisions of this Agreement shall have the meanings so ascribed to them in all provisions of this Agreement.

     SECTION 1.2. ACCOUNTING TERMS. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to the Agent pursuant to Section 8.5 shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis. In the event any "Accounting Changes" (as defined below) shall occur and such changes affect financial covenants, standards or terms in this Agreement, then the Company, the Agent and the Banks agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Company and its Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by the Company, the Agent and the Required Banks, (A) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (B) the Company shall prepare footnotes to each compliance certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). "ACCOUNTING CHANGES" means: (a) changes in accounting principles required by GAAP and implemented by the Company and any of its Subsidiaries; (b) changes in accounting principles recommended by certified public accountants of the Company or any of its Subsidiaries; or (c) changes in carrying value of the Company's (or any of its Subsidiaries') assets, liabilities or equity accounts resulting from the application of purchase accounting principles.

SECTION 2.  THE REVOLVING CREDIT.

     SECTION 2.1. GENERAL TERMS. Subject to all of the terms and conditions hereof, the Banks agree to extend a Revolving Credit to the Company which may be availed of by the Company from time to time, be repaid and used again, during the period from the date hereof to and including the Termination Date. The Revolving Credit may be utilized by the Company in the form of Loans or Letters of Credit, all as more fully hereinafter set forth, provided that (a) the aggregate amount of Loans and Letters of Credit outstanding at any one time shall not exceed the Commitments and (b) the aggregate amount of Loans outstanding at any one time shall not exceed $125,000,000 or, if less, the aggregate Commitments then in effect. The maximum amount of the Revolving Credit which each Bank agrees to extend hereunder shall be as set forth opposite its name on Exhibit A attached hereto and made a part hereof (as the same shall be deemed amended after giving effect to the Assignment Agreements referred to in Section 11.12 hereof). The obligations of the Banks hereunder are several and not joint and no Bank shall under any circumstance be obligated to extend credit under the Revolving Credit in excess of its Commitment or its pro rata share of the credit outstanding hereunder.

     SECTION 2.2. THE LOANS. Subject to all of the terms and conditions hereof, the Revolving Credit may be availed of by the Company in the form of loans (individually a "LOAN" and collectively the "LOANS"). Each Borrowing shall be in a minimum amount of $1,000,000 and thereafter in integral multiples of $100,000 (with LIBOR Portions being in a minimum amount of $5,000,000 and thereafter in integral multiples of $500,000) and shall be made pro rata from the Banks in accordance with the amounts of their Commitments. All Loans made by each Bank shall be made against and evidenced by a Revolving Credit Note (individually a "NOTE" and collectively the "NOTES") in the form (with appropriate insertions) annexed hereto as Exhibit B. Each Note shall be in the amount of the Commitment of the Bank to which it is payable and shall mature on the Termination Date. The initial Borrowing of Loans under the Revolving Credit shall consist of the acquisition by the Banks, pro rata in accordance with the respective amounts of their Commitments, of all loans owing by the Company under the Prior Credit Agreement (the "ACQUIRED LOANS"). From and after the date of their acquisition by the Banks, the Acquired Loans shall bear interest as provided in this Agreement, shall mature on the Termination Date, and shall otherwise be subject in all respects to the terms and conditions of this Agreement. On the date of the acquisition of the Acquired Loans, the Company shall cause to be paid to the lenders party to the Prior Credit Agreement all accrued interest, commitment and letter of credit fees, and funding indemnity payments due such lenders as if such Acquired Loans had been prepaid in full on such date.

     SECTION 2.3.   LETTERS OF CREDIT.

          (a) GENERAL TERMS. Subject to all of the terms and conditions hereof, the Revolving Credit may be availed of by the Company in the form of Letters of Credit issued to Persons other than Affiliates of the Company, provided that the U.S. Dollar Equivalent of Letters of Credit payable in an Available Foreign Currency outstanding at any one time shall not exceed $150,000,000 in the aggregate (determined in accordance with this Section 2.3). The amount of any Letter of Credit for all purposes of this Agreement shall be the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus all unreimbursed drawings then outstanding with respect thereto. The Issuing Bank shall issue the Letters of Credit for the account of the Banks and, accordingly, each Letter of Credit shall be deemed to utilize a pro rata share of the Commitment of each Bank. Notwithstanding anything herein to the contrary, all letters of credit issued by Bank of Montreal pursuant to the Prior Credit Agreement shall constitute "Letters of Credit" herein for all purposes of this Agreement and all applications and reimbursement agreements with respect to such letters of credit shall constitute "Applications" herein for all purposes of this Agreement, in each case to the same extent, and with the same force and effect, as if such Letters of Credit and Applications therefor had been issued at the request of the Company under this Agreement.

          (b) GENERAL CHARACTERISTICS. Each Letter of Credit issued hereunder shall expire not later than the Termination Date then in effect. Each Letter of Credit issued hereunder shall be payable in U.S. Dollars or in an Available Foreign Currency, shall conform to the general requirements of the Issuing Bank for the issuance of letters of credit as to form and substance, and shall be a letter of credit which the Issuing Bank may lawfully issue. If an Issuing Bank issues any Letter of Credit with an expiration date that is automatically extended unless such Issuing Bank gives notice that the expiration date will not so extend beyond its then scheduled expiration date, such Issuing Bank will give notice of such non-renewal before the time necessary to prevent such automatic extension if before such required notice date (i) the expiration date of such Letter of Credit if so extended would be after the Termination Date then in effect, (ii) the Commitments have been terminated, or (iii) a Default or an Event of Default exists and the Required Banks have given the Issuing Bank instructions not to so permit the extension of the expiration date of such Letter of Credit.

          (c) APPLICATIONS AND AGREEMENTS. At the time the Company requests a Letter of Credit to be issued (or prior to the first issuance of a Letter of Credit, in the case of a continuing application), it shall execute and deliver to the Issuing Bank an application for such Letter of Credit in the form then prescribed by the Issuing Bank (the "APPLICATIONS"). Anything contained in the Applications to the contrary notwithstanding (aa) the Company shall pay fees in connection with Letters of Credit only as set forth in Section 4 hereof, (ab) in the event that the Issuing Bank is not promptly reimbursed for the amount of any draft drawn under a Letter of Credit issued hereunder after notice to the Company that such draft has been received, the obligation of the Company to reimburse the Issuing Bank for the amount of such draft shall bear interest (which the Company hereby promises to pay) from and after the date the draft is paid at a fluctuating rate per annum equal to (x) in the case of a drawing under a Letter of Credit denominated in U.S. Dollars or a Letter of Credit denominated in an Available Foreign Currency as to which the Issuing Bank has requested that the Company reimburse such drawing in U.S. Dollars, the sum of 2 1/4% plus the Base Rate from time to time in effect, and (y) in the case of a drawing under a Letter of Credit denominated in an Available Foreign Currency as to which the Issuing Bank has requested that the Company reimburse such drawing in the Available Foreign Currency in which such Letter of Credit is denominated, the sum of 2 1/4% plus the Overnight Foreign Currency Rate, (ac) so long as no Event of Default has occurred and is continuing, the Issuing Bank will not call for additional collateral security for the obligations of the Company under the Applications other than the collateral security contemplated by this Agreement, and (ad) so long as no Event of Default has occurred and is continuing, the Issuing Bank will not call for the funding of a Letter of Credit prior to being presented with a draft or demand for payment thereunder (or, in the event the draft is a time draft, prior to its due date). The obligation of the Company to reimburse the Issuing Bank for all drawings under a Letter of Credit issued hereunder shall be governed by the Application related to such Letter of Credit, except that (i) the reimbursement by the Company of draws made under a Letter of Credit denominated in U.S. Dollars shall be made in U.S. Dollars, (ii) the reimbursement by the Company of draws made under a Letter of Credit denominated in an Available Foreign Currency shall be made by payment in U.S. Dollars of the U.S. Dollar Equivalent, calculated on the date the Issuing Bank paid such draw, of the amount paid by the Issuing Bank pursuant to such draw, or, if the Issuing Bank shall elect by notice to the Company and the Agent by payment in the Available Foreign Currency which was paid by the Issuing Bank pursuant to such drawing in an amount equal to such drawing, and (iii) reimbursement in U.S. Dollars of a drawing paid shall be made to the Issuing Bank (with notice to the Agent) by no later than 1:00 p.m. (Chicago time) on the date when such drawing is paid and reimbursement in an Available Foreign Currency of a drawing paid shall be made to the Issuing Bank (with notice to the Agent) by no later than 1:00 p.m. local time at the place of payment or, if earlier, such local time as is necessary for such funds to be received and transferred to the Issuing Bank for same day value on the day such obligation is due; and any payment of a reimbursement obligation relating to a Letter of Credit received after such time shall be deemed to have been received by the Issuing Bank on the next Business Day.

          (d) CHANGE IN LAWS. If the Issuing Bank or any Bank shall determine in good faith that any applicable law, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Issuing Bank or such Bank (whether or not having the force of law) shall after the date hereof:

               (aa) impose, modify or deem applicable any reserve, special deposit or similar requirements against the Letters of Credit or the Issuing Bank's or such Bank's or the Company's liability with respect thereto; or

               (bb) impose on the Issuing Bank or such Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, the Applications or the Letters of Credit;

     and the Issuing Bank or such Bank shall determine in good faith that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Issuing Bank or such Bank of issuing, maintaining or participating in the Letters of Credit hereunder (without benefit of, or credit for, any prorations, exemptions, credits or other offsets available under any such laws, regulations, guidelines or interpretations thereof), then the Company shall pay within five (5) days following demand by the Issuing Bank or such Bank from time to time as specified by the Issuing Bank or such Bank such additional amounts as the Issuing Bank or such Bank shall in good faith determine are sufficient to compensate and indemnify it for such increased cost. If the Issuing Bank or any Bank makes such a claim for compensation, it shall provide to the Company and the Agent a written explanation of the circumstances giving rise to such claim and a certificate setting forth such increased costs as a result of any event mentioned herein in reasonable detail and such certificate shall be deemed PRIMA FACIE correct. Neither an Issuing Bank nor a Bank shall be entitled to compensation under this Section 2.3(d) with respect to any imposition for any period prior to the earlier of (i) the date it notifies the Company of the imposition giving rise to the request for compensation or (ii) the date which is thirty (30) days prior to the date it becomes aware of the imposition giving rise to the request for compensation if the Company is notified of the adoption or change prior to the lapse of such 30-day period.

          (e) PARTICIPATIONS IN LETTERS OF CREDIT. Each Bank shall participate on a pro rata basis in the Letters of Credit issued by the Issuing Banks, which participation shall automatically arise upon the issuance of each such Letter of Credit (such participations to ratably count against the Commitments of the Banks when the Letters of Credit are issued). Each Bank unconditionally agrees that in the event an Issuing Bank is not immediately reimbursed by the Company for the amount paid by such Issuing Bank on any draft presented to it under a Letter of Credit issued by it, then such Issuing Bank shall give prompt notice thereof to each Bank and in that event each Bank shall thereafter pay to such Issuing Bank (i) in the case of a reimbursement obligation payable in U.S. Dollars, an amount equal to such Bank's pro rata share (based on the percentage which its Commitment bears to the aggregate of the Commitments) of such unpaid reimbursement obligation, such payment to be made in lawful money in the United States, in immediately available funds at the Issuing Bank's lending office designated on its signature page hereof (or on Assignment Agreements delivered pursuant to Section 11.12 hereof), together with interest on such amount accrued from the date the related payment was made by the Issuing Bank to the date of such payment by such participating Bank at a rate per annum equal to (x) from the date the related payment was made by the Issuing Bank to the date two (2) Business Days after payment by such Bank is due hereunder, the Federal Funds Rate for each such day and (y) from the date two (2) Business Days after the date such payment is due from such Bank to the date such payment is made by such Bank, the Base Rate in effect for each such day and (ii) in the case of a reimbursement obligation payable in an Available Foreign Currency, an amount equal to such Bank's pro rata share (based on the percentage which its Commitment bears to the aggregate of the Commitments) of such unpaid reimbursement obligation, such payment to be made in such Available Foreign Currency in such funds which are then customary for the settlement of international transactions in such currency, together with interest on such amount accrued from the date the related payment was made by the Issuing Bank to the date of such payment by the participating Bank at a rate per annum equal to (x) from the date the related payment was made by the Issuing Bank to the date two (2) Business Days after payment by such Bank is due hereunder, the Overnight Foreign Currency Rate for each such day and (y) from the date two (2) Business Days after the date such payment is due from such Bank to the date such payment is made by such Bank, the sum of 1% PLUS the Overnight Foreign Currency Rate for each such day. Each such participating Bank shall thereafter be entitled to receive its pro rata share of each payment received in respect of the relevant reimbursement obligation and of interest paid thereon, with the Issuing Bank retaining its pro rata share as a Bank hereunder. In the event that any Bank fails to honor its obligation to reimburse an Issuing Bank for its pro rata share of the amount of any such draft, then in that event (i) each other Bank shall pay to such Issuing Bank its pro rata share of the payment due the Issuing Bank from the defaulting Bank; (ii) the defaulting Bank shall have no right to participate in any recoveries from the Company in respect of such draft, and (iii) all amounts to which the defaulting Bank would otherwise be entitled under the terms of this Agreement shall first be applied to reimbursing the Banks for their respective pro rata shares of the defaulting Bank's portion of the draft, together with interest thereon at the rate provided for herein. Upon reimbursement to the other Banks (pursuant to clause (iii) above or otherwise) of the amount advanced by them to the Issuing Bank in respect of the defaulting Bank's share of the draft, together with interest thereon, the defaulting Bank shall thereupon be entitled to its participation in such Issuing Bank's rights of recovery against the Company in respect of the draft paid by the Issuing Bank.

          (f) NOTICES. Prior to the issuance of, or amendment to, any Letter of Credit, the relevant Issuing Bank shall give prompt telephone, telex or telecopy notice to the Agent of the proposed Letter of Credit specifying the effective date of such Letter of Credit or amendment, the amount, the beneficiary, and the expiration date of the proposed Letter of Credit. The Agent shall promptly thereafter notify the Issuing Bank by telephone, telex or telecopy as to whether the amount of such Letter of Credit or expiry date with respect thereto would exceed any restrictions in this Section 2.3 on the amount of Letters of Credit to be issued hereunder or the expiry dates with respect thereto. Upon the issuance of, or amendment to, any Letter of Credit hereunder, the relevant Issuing Bank shall promptly notify the Agent and the Agent shall thereafter promptly give telephone, telex or telecopy notice to each of the other Banks of the issuance of, or amendment to, such Letters of Credit specifying the effective date of the Letter of Credit or amendment, the amount, the beneficiary, and the expiration date of the Letter of Credit, in each case as established originally or through the relevant amendment, as applicable, each Bank's pro rata participation in such Letter of Credit, and whether the Agent has classified the Letter of Credit as a Financial Letter of Credit or a Non-Financial Letter of Credit for regulatory reporting purposes.

          (g) CURRENCY DETERMINATIONS. The Agent shall determine the U.S. Dollar Equivalent of each Letter of Credit and each obligation due with respect thereto, and a determination thereof by the Agent shall be conclusive and binding except in the case of manifest error. The U.S. Dollar Equivalent of each reimbursement obligation with respect to a Letter of Credit drawn upon shall be calculated on the date the Issuing Bank pays on the drawing giving rise to such reimbursement obligation. The U.S. Dollar Equivalent of each Letter of Credit shall be determined or redetermined, as applicable, on the date of issuance, increase or extension of such Letter of Credit and on the first day of each March, June, September, and December thereafter. At the request of any Bank, the Agent shall redetermine the U.S. Dollar Equivalent of any Letter of Credit at such times, and from time to time, as may be requested.

     SECTION 2.4. MANNER OF BORROWING. The Company shall give written or telephonic notice to the Agent (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 11:00 a.m. (Chicago time) on the date the Company requests that any Borrowing of Loans be made to it under the Commitments, and the Agent shall promptly notify each Bank of the Agent's receipt of each such notice. Each such notice shall specify the date of the Borrowing of Loans requested (which must be a Business Day, and which date shall be (x) at least two (2) Business Days subsequent to the date of such notice in the case of any Borrowing of Loans aggregating more than $25,000,000 (excluding any continuations or conversions of such Borrowings) and (y) at least three (3) Business Days subsequent to the date of such notice in the case of any Borrowing of Loans constituting a LIBOR Portion) and the amount of such Borrowing. Each Borrowing of Loans shall initially constitute part of the applicable Base Rate Portion except to the extent the Company has otherwise timely elected that such Borrowing constitute part of a LIBOR Portion as provided in Section 3 hereof. The Company agrees that the Agent may rely upon any written or telephonic notice given by any person the Agent in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any telephonic notice conflicts with the written confirmation, such telephonic notice shall govern if the Agent and the Banks have acted in reliance thereon. The Banks undertake to endeavor in good faith to honor on a same day basis Borrowing requests received later than 11:00 a.m. (Chicago time) but shall incur no liability to the Company if it is not reasonably practical for them to honor such requests on a same day basis. Not later than 1:00 p.m. (Chicago time) on the date specified for any Borrowing of Loans to be made hereunder, each Bank shall make the proceeds of its Loan comprising part of such Borrowing available to the Agent in Chicago, Illinois in immediately available funds. Subject to the provisions of Section 7 hereof, the proceeds of each Loan shall be made available to the Company at the principal office of the Agent in Chicago, Illinois, in immediately available funds, upon receipt by the Agent from each Bank of its pro rata share of such Borrowing. Unless the Agent shall have been notified by a Bank prior to 1:00 (Chicago time) on the date a Borrowing is to be made hereunder that such Bank does not intend to make its pro rata share of such Borrowing available to the Agent, the Agent may assume that such Bank has made such share available to the Agent on such date and the Agent may (but shall not be obligated to) in reliance upon such assumption make available to the Company a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank and the Agent has made such amount available to the Company, the Agent shall be entitled to receive such amount from such Bank forthwith upon its demand, together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Company and ending on but excluding the date the Agent recovers such amount at a rate per annum equal to (x) from the date the related payment was due to the Agent to the date two (2) Business Days after the date such payment was due, the Federal Funds Rate for such day (or in the case of a day which is not a Business Day, then for the preceding day) and (y) thereafter until payment of such amount is received by the Agent from such Bank, the Base Rate in effect for each such day.

SECTION 3.     Interest.

     SECTION 3.1.   OPTIONS.  Subject to all of the terms and conditions of this
Section 3, portions of the principal indebtedness evidenced by the Notes (all of the indebtedness evidenced by the Notes bearing interest at the same rate for the same period of time being hereinafter referred to as a "PORTION") shall, at the option of the Company, bear interest with reference to the Base Rate (the "BASE RATE PORTIONS") or with reference to the Adjusted LIBOR Rate ("LIBOR PORTIONS"), and Portions shall be convertible from time to time from one basis to the other. All of the indebtedness evidenced by the Notes which is not part of a LIBOR Portion shall constitute a single Base Rate Portion. All of the indebtedness evidenced by the Notes which bears interest with reference to a particular Adjusted LIBOR Rate for a particular Interest Period shall constitute a single LIBOR Portion. Anything contained herein to the contrary notwithstanding, there shall not be more than eight (8) LIBOR Portions applicable to any Note outstanding at any one time and each Lender shall have a ratable interest in each Portion based on its Commitment thereof. The Company promises to pay interest on each Portion at the rates and times specified in this Section 3.

     SECTION 3.2. BASE RATE PORTION. Each Base Rate Portion shall bear interest (which the Company promises to pay at the times herein provided) at the rate per annum determined by adding the Applicable Margin to the Base Rate as in effect from time to time. Interest on the Base Rate Portions shall be payable quarterly in arrears on the first day of each March, June, September and December in each year and at maturity of the applicable Notes, and interest after maturity shall be due and payable upon demand.

     SECTION 3.3. LIBOR PORTIONS. Each LIBOR Portion shall bear interest (which the Company promises to pay at the times herein provided) for each Interest Period selected therefor at a rate per annum equal to the Adjusted LIBOR Rate for such Interest Period plus the Applicable Margin. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, if an Interest Period is longer than three (3) months, then at the end of each three month period and at the end of such Interest Period, and interest after maturity shall be due and payable upon demand. The Company shall give written or telephonic notice to the Agent (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) on or before 11:00 a.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Company shall notify the Agent of the new Interest Period selected therefor, and in the event the Company shall fail to so notify the Agent, such LIBOR Portion shall automatically be converted into and added to the Base Rate Portion as of and on the last day of such Interest Period. The Agent shall promptly notify each Bank of each notice received from the Company pursuant to the foregoing provisions. Anything contained herein to the contrary notwithstanding, the obligation of the Banks to create or continue any LIBOR Portion or to convert any part of the Base Rate Portion into a LIBOR Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing, except that during the existence of a Default (but not an Event of Default) the Company may request the continuation of any LIBOR Portion into another LIBOR Portion with an Interest Period not in excess of one (1) month.

     SECTION 3.4. COMPUTATION. All interest on the Notes and all fees, charges and commissions due hereunder shall be computed on the basis of a year of 360 days for the actual number of days elapsed, except that interest on the Base Rate Portion shall be computed on the basis of a year of 365 or 366 days (as the case may be) for the actual number of days elapsed.

     SECTION 3.5. MINIMUM AMOUNTS. Each LIBOR Portion shall be in a minimum amount of $5,000,000 and thereafter in integral multiples of $500,000.

     SECTION 3.6. MANNER OF RATE SELECTION. The Company shall notify the Agent by 11:00 a.m. (Chicago time) at least three (3) Business Days prior to the date upon which it requests that any LIBOR Portion be created or that any part of the Base Rate Portion be converted into a LIBOR Portion (such notice to specify in each instance the amount thereof and the Interest Period selected therefor) and the Agent shall promptly advise each Bank of each such notice. If any request is made to convert a LIBOR Portion into the Base Rate Portion, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance or conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or telephonic (provided that if such notice is given by telephone, the Company shall promptly confirm such notice to the Agent in writing), and the Agent is hereby authorized to honor telephonic requests for creations, continuances and conversions received by it from any person the Agent reasonably believes to be an Authorized Representative, the Company hereby indemnifying the Agent and the Banks from any liability or loss ensuing from so acting.

     SECTION 3.7. FUNDING INDEMNITY. In the event any Bank shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any LIBOR Portion or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender, and any loss of profit) as a result of:

          (a) any payment or prepayment of a LIBOR Portion on a date other than the last day of its Interest Period for any reason, whether before or after default, and whether or not such payment is required by any of the provisions of this Agreement;

          (b) any failure (because of a failure to meet the conditions of Section 7 hereof or otherwise) by the Company to create, borrow, continue or affect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement hereof; or

          (c) any failure by the Company to make any payment of principal on any LIBOR Portion when due (whether by acceleration, mandatory prepayment or otherwise),

then, upon the demand of such Bank, the Company shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense. If any Bank makes such a claim for compensation, it shall provide to the Company a certificate executed by an officer of such Bank setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and such certificate shall be deemed PRIMA FACIE correct.

     SECTION 3.8. CHANGE OF LAW. Notwithstanding any other provisions of this Agreement or any Note, if at any time any change in applicable law or regulation or in the official interpretation thereof makes it unlawful for any Bank to make or continue to maintain LIBOR Portions or to give effect to its obligations to make LIBOR Portions available as contemplated hereby, such Bank shall promptly give notice thereof to the Company and the Agent and such Bank's obligations to make or maintain LIBOR Portions under this Agreement shall terminate until it is no longer unlawful for such Bank to make or maintain LIBOR Portions. To the extent required to comply with any such law as changed, the Company shall prepay on demand the outstanding principal amount of any such affected LIBOR Portions, together with all interest accrued thereon and all other amounts then due and payable to such Bank under this Agreement; PROVIDED, HOWEVER, subject to all of the terms and conditions of this Agreement, the Company may then elect to convert the principal amount of the affected LIBOR Portion from such Bank into the Base Rate Portion from such Bank that shall not be made ratably by the Banks but only from such affected Bank. During the period when it is unlawful for any Bank to make LIBOR Portions, Loans shall continue to be made in such a manner so that the percentage of each Bank's Commitment in use is identical, but the Banks affected by such illegality shall make their share of each Borrowing which has been requested in the form of a LIBOR Portion available in the form of a Base Rate Portion. Each Bank agrees (to the extent consistent with internal policies) to designate a different lending office if such designation would avoid the illegality described in this Section 3.8; PROVIDED, HOWEVER, that such designation need not be made if it would result in any additional costs, expenses or risks to such Bank that are not reimbursed by the Company pursuant hereto or would, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

     SECTION 3.9. UNAVAILABILITY OF DEPOSITS OR INABILITY TO ASCERTAIN, OR INADEQUACY OF, LIBOR RATE. If on or prior to the first day of any Interest Period for any LIBOR Portion the Agent determines that deposits in United States Dollars (in the applicable amounts) are not being offered to it or to banks generally in the offshore eurodollar market for such Interest Period, then the Agent shall forthwith give notice thereof to the Company and the Banks, whereupon until the Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make any further LIBOR Portions available shall be suspended.

     SECTION 3.10. INCREASED COST AND REDUCED RETURN. If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the official interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

          (a) shall subject any Bank (or its lending office) to any charges of any kind (other than Withholding Taxes covered by Section 4.9 hereof) with respect to its interest in the LIBOR Portions, its Note or its obligation to make LIBOR Portions available, or shall change the basis of taxation of payments to any Bank (or its lending office) of the principal of or interest on LIBOR Portions or any other amounts due under this Agreement in respect of its LIBOR Portions or its obligation to make LIBOR Portions; or

          (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirements (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its lending office) or shall impose on any Bank (or its lending office) or the offshore interbank market any other condition affecting LIBOR Portions, its Note or its obligation to make LIBOR Portions available;

and the result of any of the foregoing is to increase the cost to such Bank (or its lending office) of making or maintaining any LIBOR Portion, or to reduce the amount of any sum received or receivable by such Bank (or its lending office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within fifteen (15) days after demand by such Bank (with a copy to the Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. A certificate of any Bank claiming compensation under this Section 3.10 and setting forth the additional amount or amounts in reasonable detail (including an explanation of the basis therefor and the computation of such amount) to be paid to it hereunder shall be deemed PRIMA FACIE correct. In determining such amount, such Bank may use reasonable averaging and attribution methods. A Bank shall not be entitled to compensation under this Section 3.10 with respect to any adoption or change for any period prior to the earlier of (i) the date it notifies the Company of the adoption or change giving rise to the request for compensation or
(ii) the date which is thirty (30) days prior to the date it becomes aware of the adoption or change giving rise to the request for compensation if the Company is notified of the adoption or change prior to the lapse of such 30-day period.

     SECTION 3.11. LENDING OFFICES. Each Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a "LENDING OFFICE") or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a notice to the Company and the Agent (but such funds shall in any event be made available to the Company at the office of the Agent as herein provided for).

     SECTION 3.12. DISCRETION OF BANKS AS TO MANNER OF FUNDING. Notwithstanding any other provision of this Agreement, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations under this Agreement (including, without limitation, calculations under Sections 3.7 and 3.10 hereof) shall be made as if each Bank had actually funded and maintained its interest in each LIBOR Portion through the purchase of deposits in the offshore interbank market having a maturity corresponding to such LIBOR Portion's Interest Period and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 4.  FEES, PAYMENTS, REDUCTIONS, APPLICATIONS AND NOTATIONS

     SECTION 4.1. COMMITMENT FEE. For the period from the date hereof to and including the Termination Date, the Company shall pay to the Agent for the ratable account of the Banks a commitment fee at the Applicable Margin on the average daily unused amount of the Commitments hereunder, such fee to be payable quarterly in arrears on the first day of each March, June, September and December in each year to and including, and on, the Termination Date.

     SECTION 4.2.   LETTER OF CREDIT FEES.

     (a) SHARED FEES. The Company shall pay to the Agent for the ratable account of the Banks a letter of credit fee computed at the Applicable Margin on the maximum amount of the Letters of Credit from time to time outstanding, such fee to be paid quarterly in arrears on the first day of each March, June, September and December in each year to and including, and on, the Termination Date.

     (b) ISSUING BANK FRONTING FEES. On the date of issuance of each Letter of Credit, and as a condition thereto, the Company shall pay to the relevant Issuing Bank a non-refundable letter of credit issuance fee in the amount equal to (a) with respect to any Financial Letter of Credit, .10% of the amount of the relevant Letter of Credit to be issued and (b) with respect to any Non-Financial Letter of Credit, .0625% of the amount of the relevant Letter of Credit to be issued. In addition, the Company further agrees to pay each Issuing Bank for its own account such amendment, processing and transaction fees and charges as the Issuing Bank from time to time customarily imposes in connection with any amendment, cancellation, negotiation and/or payment of Letters of Credit issued by such Issuing Bank and draft drawn thereunder.

     SECTION 4.3. AGENT'S FEES. On the date hereof, and on the date occurring on each anniversary of the date hereof (excluding the Termination Date) when any credit or commitment to extend credit is outstanding hereunder, the Company shall pay to the Agent, for its own use and benefit, such fees as may be agreed upon in writing by the Company and the Agent, as the same may be amended from time to time.

     SECTION 4.4. PREPAYMENTS. (A) OPTIONAL PREPAYMENTS. The Company shall have the privilege of prepaying without premium or penalty and in whole or in part (but, if in part, then in an amount not less than $1,000,000) (or such lesser amount as will prepay the Loans in full) the Notes at any time, each such prepayment to be made by the payment of the principal amount to be prepaid, any amount due the Banks under Section 3.7 hereof (any failure of the Agent or the Banks to require payment of any amount due under Section 3.7 not to preclude a later demand that the amount so due be paid) and, in the case of a prepayment which prepays the Notes in full after which the Commitments are no longer outstanding, accrued interest thereon to the date fixed for prepayment.

     (b) MANDATORY PREPAYMENT. In the event that the aggregate U.S. Dollar Equivalent of

Letters of Credit payable in Available Foreign Currencies exceeds the limit set forth in Section 2.3(a) hereof as then determined and computed, the Company shall immediately upon demand pay over the amount of the excess to the Agent to be applied against, or held as collateral security for, as applicable, such Letters of Credit and the obligations of the Company with respect thereto.

     SECTION 4.5. TERMINATIONS. The Company shall have the privilege at any time and from time to time upon three Business Days prior notice to the Agent (which shall promptly notify the Banks) to ratably terminate the Commitments in whole or in part (but, if in part, then in a minimum amount of $1,000,000), provided that the Commitments may not be reduced to an amount less than the aggregate principal amount of Loans and Letters of Credit then outstanding. No termination of the Commitments may be reinstated unless otherwise agreed to in writing by the Banks.

     SECTION 4.6.   PLACE AND APPLICATION.  Except as otherwise provided in
Section 2.3 with respect to Letters of Credit issued by a Bank other than the Agent, all payments of principal, interest and fees shall be made to the Agent at its office at 115 South LaSalle Street, Chicago, Illinois (or at such other place as the Agent may specify) in immediately available and freely transferable funds at the place of payment. All payments due from the Company hereunder shall be made without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or political subdivision or taxing authority thereof. Except as otherwise provided in Section 2.3 with respect to Letters of Credit, payments received by the Agent after 1:00 p.m. (Chicago time) shall be deemed received as of the opening of business on the next Business Day. Except as otherwise provided in this Agreement, all payments shall be received by the Agent for the ratable account of the Banks, and shall be promptly distributed by the Agent ratably to the Banks except that payments which pursuant to the terms hereof are for the use and benefit of the Agent shall be retained by it for its own account and payments received to reimburse an Issuing Bank or a Bank for a fee or cost peculiar to that Issuing Bank or Bank, as the case may be, shall be remitted to it. Unless the Company otherwise directs, principal payments on the Notes shall be first applied to the Base Rate Portion and then to the LIBOR Portions in the order in which their Interest Periods expire. Reimbursements of drawings under Letters of Credit shall be promptly remitted to the relevant Issuing Bank except to the extent the Banks have previously reimbursed the Issuing Bank for the drawing in question.

     Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the indebtedness evidenced by the Notes or the Applications and all proceeds of the Collateral received, in each instance, by the Agent or any of the Banks after the occurrence of an Event of Default shall be distributed as follows:

          (a) first, to the payment of any outstanding costs and expenses incurred by the Agent in monitoring, verifying, protecting, preserving or enforcing the liens on the Collateral or in protecting, preserving or enforcing rights under the Loan Documents and in any event including all costs and expenses of a character which the Company has agreed to pay under
     Section 11.10 hereof (such funds to be retained by the Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Banks, in which event such amounts shall be remitted to the Banks to reimburse them for payments theretofore made to the Agent);

          (b) second, to the payment of any outstanding interest or other fees or amounts due under the Loan Documents other than for principal or in reimbursement of the principal amount of drafts presented and paid under Letters of Credit, ratably as among the Banks in accord with the amount of such interest and other fees or amounts owing each;

          (c) third, to the payment of the principal of the Notes and the amounts of all drafts presented and paid under Letters of Credit, to be applied ratably as among the Notes and Letter of Credit liabilities;

          (d) fourth, to the Agent to be held as collateral security for the Letters of Credit in an amount equal to the aggregate undrawn balance thereof, with the funds so held to, if the Company so requests, be invested in short-term high-grade debt securities, acceptable to and held by and pledged to the Agent (it being understood that the balance of such investments and any earnings attributable thereto shall, after the payment and satisfaction in full of any and all obligations owing to the Agent and the Banks hereunder and under the other Loan Documents and after the expiration of all Letters of Credit, be returned to the Company or to whoever may be lawfully entitled thereto); and

          (e)  fifth, to whoever may be lawfully entitled thereto.

     SECTION 4.7. NOTATIONS AND REQUESTS. All advances made against the Notes shall be recorded by the Banks on their books or, at their option in any instance, endorsed on the reverse side of the Notes and the unpaid principal balances so recorded or endorsed by the Banks shall be PRIMA

FACIE evidence in any court or other proceeding brought to enforce the Notes of the principal amount remaining unpaid thereon. Prior to any negotiation of any Note, the Bank holding such Note shall endorse thereon the principal amount remaining unpaid thereon.

     SECTION 4.8. CAPITAL ADEQUACY. If any Bank shall determine that any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by such Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder or the Letters of Credit or credit extended by it hereunder to a level below that which such Bank could have achieved but for such law, rule, regulation, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time as specified by such Bank the Company shall pay such additional amount or amounts as will compensate such Bank for such reduction in rate of return. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder in reasonable detail shall be deemed PRIMA FACIE correct. In determining such amount, such Bank may use any reasonable averaging and attribution methods. A Bank shall not be entitled to compensation under this Section with respect to any change, adoption or interpretation (a "CHANGE") for any period prior to the earlier of (i) the date it notifies the Company of the Change or (ii) the date which thirty (30) days prior to the date such Bank obtains actual knowledge of the Change giving rise to the request for compensation if the Company is notified of the Change prior to the lapse of such 30-day period. Each Bank and the Agent shall use reasonable efforts to minimize the cost imposed on the Company in respect of any such increased capital requirement and shall compute the assessment of any such cost related to such increased capital on a nondiscriminatory basis among the Company, on the one hand, and other borrowers to which it applies, on the other hand, and neither such Bank nor any corporation controlling such Bank nor the Agent shall be entitled to demand compensation or be compensated for any increased capital requirement from the Company hereunder in excess of the amount so computed.

     SECTION 4.9. WITHHOLDING TAXES. (a) PAYMENTS FREE OF WITHHOLDING. Except as otherwise required by law and subject to Section 4.9(b) hereof, each payment by the Company under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Company is domiciled, any jurisdiction from which the Company makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein (herein, "WITHHOLDING TAXES"). If any such Withholding Tax is so required, the Company shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Bank and the Agent free and clear of such Withholding Taxes (including such taxes on such additional amount) is equal to the amount which that Bank or the Agent (as the case may be) would have received had such withholding not been made. If the Agent or any Bank pays any amount in respect of any such Withholding Taxes, penalties or interest, the Company shall reimburse the Agent or such Bank for that payment on demand in the currency in which such payment was made. If the Company pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Bank or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.
     (b) U.S. WITHHOLDING TAX EXEMPTIONS. Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and the Agent on or before the earlier of the date the initial Borrowing is made hereunder and thirty (30) days after the date hereof, two duly completed and signed copies of either Form 1001 (relating to such Bank and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Bank, including fees, pursuant to the Loan Documents and the Loans) or Form 4224 (relating to all amounts to be received by such Bank, including fees, pursuant to the Loan Documents and the Loans) of the United States Internal Revenue Service. Thereafter and from time to time, each Bank shall submit to the Company and the Agent such additional duly completed and signed copies of one or the other of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested by the Company in a written notice, directly or through the Agent, to such Bank and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Bank, including fees, pursuant to the Loan Documents or the Loans.

     (c) INABILITY OF BANK TO SUBMIT FORMS. If any Bank determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Company or the Agent any form or certificate that such Bank is obligated to submit pursuant to subsection (b) of this Section 4.9 or that such Bank is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Bank shall promptly notify the Company and Agent of such fact and the Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

     (d) BANK REPLACEMENT. If the Company is required to make any reduction or withholding with respect to any payment due any Bank under this Section 4.9 (in any such case a "REPLACEABLE BANK"), the Company may, with the consent of the Agent, propose that another bank (a "REPLACEMENT BANK"), which bank may be an existing Bank, be substituted for and replace the Replaceable Bank for purposes of this Agreement. If a Replacement Bank is so substituted for the Replaceable Bank, the Replaceable Bank shall enter into an Assignment Agreement with the Replacement Bank, the Company and the Agent to assign and transfer to the Replacement Bank the Replaceable Bank's Commitment and Loans and credit risk with respect to Letters of Credit hereunder pursuant to and in accordance with the provisions and requirements of Section 11.12 hereof and, as a condition to its execution thereof, the Replaceable Bank shall concurrently receive the full amount of its Loans, interest thereon, and all accrued fees and other amounts to which it is entitled under this Agreement.

SECTION 5.  THE COLLATERAL AND GUARANTIES.

     SECTION 5.1. THE COLLATERAL. The Notes and the other obligations of the Company to the Agent and the Banks shall be secured by (a) valid, perfected and enforceable liens in all right, title and interest of the Company and of each Subsidiary in all capital stock of each Material Subsidiary, whether now owned or hereafter acquired, and all proceeds thereof and (b) valid, perfected (subject to the proviso appearing at the end of this sentence) and enforceable liens in all right, title and interest of the Company and of each Material Subsidiary in all cash and cash equivalents, accounts, chattel paper, general intangibles, instruments, investment property, documents, inventory, equipment and real property of every kind and description, whether now owned or hereafter acquired, and all proceeds thereof, including, without limitation, all rights under any leases of goods; PROVIDED, HOWEVER, that until a Default or an Event of Default has occurred and is continuing and thereafter until otherwise required by the Required Banks or the Agent, (i) liens on cash or deposit accounts maintained with Persons other than the Banks need not be perfected, (ii) no liens need be granted on the capital stock of any Unrestricted Subsidiary or Restricted Subsidiary which fails to qualify as a Material Subsidiary, (iii) no liens need be granted on real property, (iv) liens need not be perfected on note receivables having a fair market value of less than $1,000,000 in any instance and $5,000,000 in the aggregate, (v) liens on investment property (other than the capital stock of each Material Subsidiary) which cannot be perfected by the filing of a financing statement need not be perfected, (vi) liens on vehicles which are subject to a certificate of title law need not be noted on the certificate of title and (vii) liens on inventory and equipment located at job sites outside of the United States of America in the ordinary course of business which, in the aggregate, have a market value of less than $5,000,000 at any one time need not be perfected. The liens in the Collateral shall be granted to the Agent for the ratable account of the Banks and shall be valid and perfected first liens subject, however, to the proviso appearing at the end of the immediately preceding sentence, and the rights of lessors under leases and Purchase Money Liens held by vendors providing purchase money financing. Notwithstanding anything to the contrary contained herein, in no event will any of the Collateral described above be deemed to include (i) property consisting of the Cash Distribution (in the amount of $13,300,000), the MK Rail Note Proceeds, and MK Rail Stock (all as such terms are defined in the Plan), and all proceeds thereof, held for distribution pursuant to the terms of the Plan, (ii) foreign tax credit refunds to the extent held in the foreign tax credit sinking fund for the benefit of the holders of the Company's Series A Preferred Stock, as provided for in the Company's certificate of incorporation in effect on the date hereof, and in an amount of not more than $18,000,000 (the property described in clause (i) and (ii) hereof being referred to herein as the "SEGREGATED ASSETS FOR PLAN DISTRIBUTION"), (iii) the assets identified in
Schedule 5.1 hereto, (iv) any interests in equipment owned by the Company or any Material Subsidiary which is subject to a Purchase Money Lien in favor of any third party (other than the Company or any of its Affiliates) to the extent the granting of a security interest or lien therein is prohibited by the agreement(s) pursuant to which such equipment is financed and such prohibition has not been or is not waived or the consent of the applicable party has not been or is not obtained, (v) any interests in any leases or licenses to use real or personal property under which the Company or any Material Subsidiary is lessee or licensee and a Person other than the Company or an Affiliate of the Company is lessor or licensor to the extent the granting of a security interest or lien therein is prohibited by the agreement(s) pursuant to which such property is leased and such prohibition has not been or is not waived or the consent of the applicable party has not been or is not obtained, or (vi) any interest in any joint venture or in any contract, contract right, or other similar general intangible if the granting of a lien therein is prohibited by the terms of the written agreement creating such joint venture or creating or evidencing such contract, contract right, or similar general intangible; PROVIDED FURTHER, that
(x) notwithstanding anything set forth in clause (vi) above to the contrary, to the extent not prohibited by law, the Agent has and shall at all times have a security interest in all rights to payments of money due or to become due under any joint venture, contract, contract right, or similar general intangible and all other proceeds thereof and (y) if and when the prohibition which prevents the granting of a security interest in any such property is removed, terminated or otherwise becomes unenforceable as a matter of law, the Agent will be deemed to have, and at all times to have had, a security interest in such property, and the Collateral will be deemed to include, and at all times to have included, such property.

     SECTION 5.2. FURTHER ASSURANCES. The Company covenants and agrees that it shall, and shall cause each Material Subsidiary to, comply with all terms and conditions of each of the Collateral Documents and that the Company shall, and shall cause each Material Subsidiary to, at any time and from time to time at the request of the Agent or the Required Banks execute and deliver such instruments and documents and do such acts and things as the Agent or the Required Banks may reasonably request in order to provide for or protect or perfect the lien of the Agent in the Collateral, subject to the terms of
Section 5.1 above.

     SECTION 5.3. GUARANTY. Payment of the Notes and the other obligations of the Company hereunder and under the other Loan Documents shall at all times be jointly and severally guaranteed by each Material Subsidiary pursuant to a Guaranty Agreement issued by such Material Subsidiaries in form and substance satisfactory to the Agent and the Required Banks (the "GUARANTY"). In the event any Subsidiary hereafter becomes a Material Subsidiary, whether such Subsidiary currently exists or is hereafter formed or acquired, the Company shall cause such Subsidiary to execute a supplement to the Guaranty pursuant to which such Subsidiary joins in and becomes obligated as a guarantor thereunder, which supplement shall be in form and substance satisfactory to the Agent, and the Company shall also cause such Subsidiary to execute such Collateral Documents (having terms and conditions substantially similar to those executed by the Company and its existing Material Subsidiaries on the date hereof in connection with this Agreement) as the Agent may then require granting the Agent for the benefit of the Banks a security interest in and lien on the assets of such Subsidiary as collateral security for the Notes, the Applications, and the other obligations of the

Company under the Loan Documents, together with such other instruments, documents, certificates and opinions required by the Agent in connection therewith.

     SECTION 5.4. AGREEMENT TO RELEASE LIENS. In the event the Company has a Moody's Rating of at least Baa3 or a S&P Rating of at least BBB-, at the request and expense of the Company (a) the Banks agree that the lien of the Agent in the Collateral shall be released and (b) the Agent shall execute such termination statements and other lien releases as the Company may reasonably request. Thereafter, in the event the Company neither has a Moody's Rating of at least Baa3 nor a S&P Rating of at least BBB-, then all obligations of the Company hereunder and under the other Loan Documents shall at all such times be, and the Company shall at all such times cause such obligations to be, secured by all of the Collateral described in, and subject to the terms and conditions of, Section
5.1. above. The Company shall, and shall cause the Material Subsidiaries to, execute and deliver such documents and take such other actions as the Agent may reasonably require to provide for and protect such liens and evidence the fact that they have the priority called for by this Agreement, all such documents and other acts and things to be consistent with the documents and acts and things required in connection with the initial advance hereunder pursuant to Section
7.2 hereof.

SECTION 6.  REPRESENTATIONS AND WARRANTIES.

     The Company represents and warrants to the Banks as follows:

     SECTION 6.1. ORGANIZATION AND POWER. The Company is duly organized and existing under the laws of the state of its incorporation, and is duly licensed or qualified to do business in each state where the nature of the assets owned or leased by it or business conducted by it requires such licensing or qualification and in which the failure to be so licensed or qualified would have a Material Adverse Effect and has all necessary corporate power to carry on its present business. The Company has full right, power and authority to enter into this Agreement, to make the borrowings herein provided for, to issue the Notes in evidence thereof, to execute and deliver the Applications and the other Loan Documents executed and delivered or to be executed and delivered by it, and to perform each and all of the matters and things herein and therein provided for. Each Material Subsidiary has full right, power and authority to enter into the Loan Documents executed by it and to perform each and all of the matters and things therein provided for. The Loan Documents do not, nor will the performance or observance by the Company or any Subsidiary of any of the matters and things herein or therein provided for, contravene any provision of law or any charter or by-law provision of the Company or any such Subsidiary or constitutes a breach or default under any covenant, indenture or agreement of or affecting the Company or any such Subsidiary where such breach or default would have a Material Adverse Effect.

     SECTION 6.2. SUBSIDIARIES. Each Subsidiary is duly organized and existing under the laws of the jurisdiction of its incorporation, and is duly licensed or qualified to do business in each state or other jurisdiction where the nature of the assets owned or leased by it or business conducted by it requires such licensing or qualification and in which the failure to be so licensed or qualified would have a Material Adverse Effect and has all necessary corporate power to carry on its present business. Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its incorporation, the percentage of issued and outstanding shares of each class of its capital stock owned by the Company and the Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and the number of shares of each class issued and outstanding, together with a designation of those Subsidiaries which are Restricted Subsidiaries (including a designation of those which are Material Subsidiaries) and those which are Unrestricted Subsidiaries. All of the outstanding shares of capital stock of each Subsidiary are validly issued and outstanding and fully paid and nonassessable, and all shares of each Subsidiary indicated on Schedule 6.2 as owned by the Company or a Subsidiary are owned, beneficially and of record, by the Company or such Subsidiary free and clear of all liens, security interests, charges and encumbrances, other than the lien of the Agent on the shares of each Material Subsidiary. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock of any Subsidiary, except for options granted in the ordinary course to officers and employees of non-Material Subsidiaries or of Unrestricted Subsidiaries which, as to any Subsidiary, do not, if exercised, aggregate 10% or more of the capital stock of any such Subsidiary.

     SECTION 6.3. USE OF PROCEEDS; REGULATION U. The company shall use proceeds of the Loans and other extensions of credit made available hereunder solely for the purpose of refinancing the acquisition of Old MK pursuant to the Merger Documents, refinancing existing debt of the Company and its Subsidiaries (including refinancing debt of Old MK assumed by operation of law as a result of the Merger and financing the payment of obligations required to be paid by the Company under the Plan), and for its working capital and other general corporate purposes. Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stocks (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any loan or extension of credit hereunder will be used to purchase or carry any margin stock or extend credit to others for the purpose of purchasing or carrying any margin stock if as a result thereof such loan or other extension of credit would violate Regulation U or any interpretation thereof.

     SECTION 6.4. FINANCIAL STATEMENTS. (a) The financial statements of the Company and its Subsidiaries for the year ended November 30, 1995, including an audited consolidated balance sheet as of November 30, 1995, and an audited consolidated statement of profit and loss for the twelve months ended said date, and the unaudited financial statements of the Company and its Subsidiaries for the fiscal period ended May 31 1996, including the unaudited consolidated balance sheet as of May 31, 1996, and unaudited consolidated statement of profit and loss for the six (6) months ended said date, each prepared by the Company, and heretofore furnished to the Banks, truly and accurately reflect the financial condition of the Company and its Subsidiaries taken as a whole as at said dates and the results of operations for the periods covered thereby. Except with respect to the potential contingent liability associated with the environmental matter for the Summitville, Colorado, site specifically disclosed in the Disclosure Statement and the Final Proxy Statement to the shareholders of Washington Construction Group, Inc. referred to in Section 7.2(c) hereof, the Company and its Subsidiaries have no contingent liabilities which are material to them other than as indicated on said financial statements and, since the date of such financial statements, there have been no material adverse changes in the condition, financial or otherwise, business or operations of the Company or its Subsidiaries taken as a whole nor any changes to the Company and its Subsidiaries taken as a whole except those occurring in the ordinary course of business.

     (b) The financial statements of Old MK and its subsidiaries set forth in Old MK's annual report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1995, and in its quarterly reports to the Securities and Exchange Commission on Form 10-Q for the three months ended March 31, 1996, and the six months ended June 30, 1996, each in the form heretofore submitted to the Banks, fairly present the consolidated financial condition of Old MK and its subsidiaries and the consolidated results of their operations and cash flows as of the dates of such statements in conformity with generally accepted accounting principles applied on a consistent basis, subject to year-end audit adjustments in the case of interim financial statements. Except with respect to the potential contingent liability associated with the environmental matter for the Summitville, Colorado, site specifically disclosed in the Disclosure Statement, Old MK and its subsidiaries have no contingent liabilities which are material to them other than as indicated on said financial statements, and, since the date of such financial statements, there have been no material adverse changes in the condition, financial or otherwise, business or operations of Old MK or its subsidiaries taken as a whole nor any changes to Old MK and its subsidiaries taken as a whole except those occurring in the ordinary course of business (it being agreed for purposes of this Section 6.4(b) that the filing by Old MK on June 25, 1996, of its petition for relief under Chapter 11 of the United States Bankruptcy Code shall not be deemed a material adverse change).

     (c) The unaudited pro forma combined, condensed, and consolidated balance sheet and combined, condensed, and consolidated statements of operations for the Company, Old MK and their respective subsidiaries heretofore delivered to the Banks fairly present (subject to the qualifications and assumptions set forth in the notes attached thereto) the combined financial condition of the Company, Old MK and their subsidiaries as at the dates thereof and for the periods covered thereby after giving effect to the Plan and the Merger based upon the best information currently available to the Company with respect to such consummation and the resolution of claims under the Plan.

     SECTION 6.5. LITIGATION AND TAXES. Except as disclosed in the Company's Form 10-K for the fiscal year ending November 30, 1995 and Form 10-Q for the fiscal quarter ending May 31, 1996, there is no litigation or governmental proceeding pending, nor to the knowledge of the Company threatened, against the Company or any Subsidiary which if adversely determined would result in a Material Adverse Effect. The income tax returns of the Company and its Subsidiaries for the taxable year ended November 30, 1995 and for all taxable years ended prior to said date, have been filed with the appropriate governmental or taxing authorities, and any additional assessments in connection with any such years have been paid or the applicable statute of limitations therefor has expired. No objections to or controversies in respect of the income tax returns of the Company or any Subsidiary are pending or threatened which, if adversely determined, would result in a Material Adverse Effect. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, is or will be necessary to the valid execution, delivery or performance by the Company or any Subsidiary of any Loan Document to be executed and delivered by it or to the consummation of the Plan or the Merger, except for (a) filing of financing statements and other documents evidencing the Agent's lien in the Collateral and
(b) such consents and approvals with respect to the Merger which have been obtained and remain in full force and effect.

     SECTION 6.6. BURDENSOME CONTRACTS WITH AFFILIATES. Neither the Company nor any Subsidiary is a party to any material contracts or agreements with any of its Affiliates on terms and conditions which are materially less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

     SECTION 6.7. ERISA. The Company and each Subsidiary are each in compliance in all material respects with the Employee Retirement Income Security Act of 1974 ("ERISA") to the extent applicable to it and has received no notice to the contrary from the Pension Benefit Guaranty Corporation ("PBGC"), and, in the event of the Company's or any Subsidiary's partial or total withdrawal from any pension plans, multi-employer pension plans or non-payment by other employer participants therein, the liability of the Company and its Subsidiaries for any unfunded vested benefits thereunder would not result in a Material Adverse Effect.

     SECTION 6.8. FULL DISCLOSURE. The statements and information furnished to the Banks in connection with the negotiation of this Agreement and the commitments by the Banks to provide all or part of the financing contemplated hereby do not, taken as a whole, contain any untrue statement of a material fact or omit a material fact necessary to make the material statements contained therein or herein not misleading, except for such thereof as were corrected in subsequent written statements furnished the Banks (the Banks acknowledging that as to any projections furnished to the Banks, the Company only represents that the same were prepared on the basis of information and estimates it believes to be reasonable). There is no fact peculiar to the Company or any Subsidiary which the Company has not disclosed to the Banks in writing which materially adversely affects nor, so far as the Company now can reasonably foresee, is reasonably likely to have a Material Adverse Effect.

     SECTION 6.9. COMPLIANCE WITH LAW. (a) Except with respect to the potential liability relating to the environmental matter for the Summitville, Colorado, site identified in the disclosure materials referred to in the last sentence of this Section 6.9, neither the Company nor any Subsidiary is (i) in default with respect to any order, writ, injunction or decree of any court or
(ii) in default in any material respect under any law, ordinance, order, regulation, license or demand (including ERISA, the Occupational Safety and Health Act of 1970 and laws and regulations establishing quality criteria and standards for air, water, land and toxic waste) of any federal, state, municipal or other governmental agency, default with respect to or under which is reasonably likely to result in a Material Adverse Effect; and (b) the Company and each Subsidiary are each in compliance with all applicable state and federal environmental, health and safety statutes and regulations, including, without limitation, regulations promulgated under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 ET SEQ., except where failure to be in compliance is reasonably likely not to have a Material Adverse Effect, and, to the Company's knowledge, neither the Company nor any Subsidiary will have acquired, incurred or assumed, directly or indirectly, any contingent liability in connection with the release of any toxic or hazardous waste or substance into the environment which is reasonably likely to have a Material Adverse Effect. Insofar as known to the responsible officers of the Company, neither the Company nor any Subsidiary is liable, in whole or in part, for, nor are any of the assets or property of the Company or any Subsidiary subject to a lien in favor of any governmental entity for any material liability arising from or in any way relating to, the costs of cleaning up, remediating or responding to a release of hazardous substances (including, without limitation, petroleum, its by-products or derivatives, or other hydrocarbons) except as specifically disclosed in the 10-K Statement of the Company dated November 30, 1995, the Disclosure Statement, or the Final Proxy Statement to the shareholders of Washington Construction Group, Inc. referred to in Section 7.2(c) hereof.

     SECTION 6.10. MERGER. The Company and Old MK each had full right and authority to enter into the Merger Documents executed by it and to perform its obligations under, and consummate the transactions described in, the Merger Documents executed by it. The Merger Documents were duly authorized, executed and delivered by the Company and Old MK, each constituting the valid and binding obligation of the Company and Old MK, as applicable, enforceable against it in accordance with its respective terms; and the Merger Documents do not, nor will the performance or observance by the Company of any of the matters or things therein provided for contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Company or any provision of the charter, articles of incorporation, or by-laws of the Company or any covenant, indenture, or agreement of or affecting the Company or any of its assets or properties, or result in the imposition or creation of any lien or charge on any of the assets or property of the Company. All conditions to the Merger have been satisfied (including, without limitation, all necessary shareholder, judicial and governmental consents), all filings and other matters necessary to make the Merger effective have been done and performed, and the Merger has become effective in accordance with the terms of the Merger Documents.

     SECTION 6.11. THE PLAN AND CERTAIN LITIGATION. The Plan has been confirmed by the entry of an order of confirmation by the United States Bankruptcy Court for the District of Delaware (the "CONFIRMATION ORDER") and a true copy of the Confirmation Order has been delivered to the Banks. The time for filing a notice of appeal from the Confirmation Order has expired without any such notices of appeal being filed. All litigation described in the Disclosure Statement under the heading "Pre-petition Legal Proceedings", other than the case styled KAROL PILARCZYK ET AL. V. MORRISON KNUDSON CORP. ET AL. pending before the United States District Court for the Northern District of New York, has been settled. Such settlements have been approved by the courts having jurisdiction over such actions by orders which have become final and non-appealable. The settlements are accurately described in the Disclosure Statement and no other actions of the type described under such heading are pending against Old MK or its subsidiaries. The description of the PILARCZYK matter contained in the Disclosure Statement remains accurate as of the date hereof. The Company has provided the Banks with its best estimates of (i) the amount necessary to resolve any claims under the Plan which are payable in cash or debt securities and which are not in a definite or ascertainable amount and
(ii) of its current plans for the resolution of claims where the Plan provides the Company (as successor by merger to Old MK) options as to the method of resolving the claims in question (it being acknowledged that the Company reserves the right to vary from such estimates if it believes it in its best interest to do so).

SECTION 7.  CONDITIONS PRECEDENT.

     SECTION 7.1. ALL ADVANCES. The obligation of the Banks to make any Borrowing under the Revolving Credit (including the first advance) or of the Agent to issue any Letter of Credit shall be subject to the provisions of Sections 9.2 and 9.3 hereof and shall also be subject to the satisfaction of the following conditions precedent at the time of the making of each Borrowing or issuance of a Letter of Credit under the Revolving Credit:

          (a) each of the representations and warranties set forth herein and in the other Loan Documents shall be true and correct, as of the date of such advance or issuance (except that the representations and warranties made in Section 6.4 hereof shall be deemed to refer to the most recent financial statements delivered to the Banks pursuant to Section 8.5 hereof);

          (b) no material adverse change shall have occurred in the financial condition, business or operations of the Company and its Subsidiaries taken as a whole; and

          (c) no Default or Event of Default shall have occurred and be continuing.

Any request made by the Company to the Agent for a Borrowing or Letter of Credit hereunder shall be deemed to constitute a representation and warranty that the foregoing statements are true and correct. In addition, in the case of the issuance of a Letter of Credit, the Agent shall have received a properly completed Application therefor.

     SECTION 7.2. INITIAL ADVANCE. At or prior to the time of the initial advance under the Revolving Credit or the issuance of the initial Letter of Credit, the following conditions precedent shall also have been satisfied:

          (a) The Agent shall have received the following for the account of the Banks (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Banks:

               (i) this Agreement and the Notes; (ii) copies (executed or certified as may be appropriate) for each Bank of the Articles of Incorporation and By-laws of the Company and each of its Material Subsidiaries and of all legal documents or proceedings taken in connection with the execution and delivery of the Loan Documents to the extent the Agent or its counsel may reasonably request, including, without limitation, certificates as to the incumbency and authority of, and setting forth a specimen signature of, each officer who is to sign any Loan Document;

             (iii)  the Guaranty;

              (iv) the Collateral Documents and any documentation necessary to perfect the liens thereby created (including, without limitation, all certificates of capital stock of the Material Subsidiaries together with executed blank stock powers therefor, together with all financing statements requested by the Agent in connection with the Collateral Documents) to the extent required by Section 5.1 hereof;

               (v) evidence of the maintenance of insurance as required hereby or by the Collateral Documents; and

              (vi) a certificate from an authorized officer of the Company stating whether the pro forma combined and consolidated balance sheet of the Company, Old MK and their subsidiaries delivered to the Banks pursuant to Section 6.4(c) hereof would be accurate in all material respects as of the date the other conditions precedent to the initial advance under this Section 7.2 are satisfied or, if not, setting forth the differences, with such statement to also indicate whether there have been any changes in the Company's estimates and assumptions delivered to the Banks pursuant to the last sentence of
          Section 6.11 hereof.

          (b) The liens and security interests granted to the Agent under the Collateral Documents shall have been perfected to the extent required by
     Section 5.1 hereof in a manner satisfactory to the Agent and the Required Banks;

          (c) The Agent shall have received for the account of the Banks certified copies of (i) First Amended Plan of Reorganization of Old MK dated as of July 25, 1996 and any amendments thereto, (ii) Restructuring and Merger Agreement dated May 28, 1996 and any amendments thereto, together with all Disclosure Statements of the sellers and purchasers delivered thereunder, and all instruments and documents executed and delivered in connection therewith, (iii) Resolutions of Old MK and Washington Construction Group, Inc., authorizing the Merger, (iv) Final Proxy Statement to the shareholder of Washington Construction Group, Inc.,
     (v) Final US Bankruptcy Court Order confirming the Plan of Reorganization and the Merger, together with a detailed summary of all appeals thereto now pending (whether or not stayed), and (vi) Articles of Merger filed with the Delaware Secretary of State.

          (d) The Agent shall have received evidence satisfactory to the Banks that (i) the "EFFECTIVE DATE" shall have occurred (as that term is defined in each of the Plan and the Merger Documents) without waiver (other than waivers approved by the Required Banks) of any of the conditions to such effective dates occurring, (ii) after giving effect to the Merger, the assets, liabilities (both absolute and contingent) and businesses of the Company and its Subsidiaries are materially the same as contemplated by the Plan, the June 24, 1996 bank compliance package, July 2, 1996 bank presentation materials, and supplemental materials with respect thereto submitted in writing to the Banks by the Company, and (iii) the sources and uses of cash required to finance the Merger are consistent with the information called for by clause (d)(ii) above;

          (e) The Agent shall have received evidence that upon the initial Borrowing hereunder the Acquired Loans will have been acquired by the Banks hereunder and the Prior Credit Agreement will be terminated concurrently therewith;

          (f) The Agent shall have received good standing certificates for the Company and each of its Material Subsidiaries from the office of the Secretary of the State in the state of its incorporation dated as of a date no later than 45 days prior to the date hereof;

          (g) The Agent shall have received for the account of itself the fees referred to in Section 4.3 hereof; and

          (h) The Agent shall have received for the account of the Banks such other agreements, instruments, documents, certificates and opinions as the Agent or the Required Banks make reasonably request.

     SECTION 7.3. LEGAL MATTERS. Legal matters incident to the execution and delivery of the Loan Documents and the other instruments and documents contemplated hereby shall be satisfactory to the Agent and its counsel, and the Banks shall have received the favorable written opinions of acceptable internal and outside counsel for the Company and each Material Subsidiary party to the Loan Documents, in form and substance satisfactory to the Agent and its counsel, with respect to:

          (a) the due organization and existence of the Company and each such Material Subsidiary and the due licensing or qualification of the Company and each such Material Subsidiary in all jurisdictions where the nature of the assets owned or leased by them or business conducted by them requires such licensing or qualification and in which the failure to be so licensed or qualified would materially and adversely affect the business, properties or operations of the Company and its Subsidiaries taken as a whole;

          (b) the power and authority of the Company and each such Material Subsidiary to enter into the Loan Documents and to perform and observe all the matters and things herein and therein provided for and the fact that the execution and delivery of the Loan Documents will not, nor will the observance or performance of any of the matters or things therein or herein provided for, contravene any provision of law or of the Charter or By-Laws of the Company or any such Material Subsidiary or constitutes a material breach of or default under any provision of any material covenant, indenture or agreement binding upon the Company or any such Material Subsidiary or affecting any of their properties or assets;

          (c) the due organization and existence of Old MK and the power and authority of Old MK and the Company to enter into the Merger Documents and to perform and observe all of the matters and things therein provided for and the fact that the execution and delivery of the Merger Documents do not, nor does the observance or performance of any of the matters or things therein provided for, contravene any provision of law or of the Charter or By-laws of Old MK or of the Company or constitute a material breach of or default under any provision of any material covenant, indenture, or agreement binding upon the Company or affecting any of its properties or assets;

          (d) the due authorization for and the validity and enforceability of the Loan Documents and the due authorization for the Merger Documents;

          (e) the fact that no governmental authorization or consent is required with respect to the lawful execution, delivery and performance of the Loan Documents or the Merger Documents or, if any such consent is necessary, that the same been obtained and is in full force and effect;

          (f) the lack, to the knowledge of such counsel, of any legal or administrative proceedings pending or threatened against Old MK, the Company or any Material Subsidiary which seeks to prevent the Merger or which, if adversely determined, would result in a material adverse change in the financial condition or properties, business or operations of the Company and its Subsidiaries taken as a whole after giving effect to the Merger;

          (g) the fact that the Effective Date has occurred under each of the Merger Documents and the Plan (in expressing such opinion counsel may rely as to factual matters on certificates of appropriate officers of the Company and/or Old MK), and that the Merger has become effective; and

          (h) such other matters as the Agent or its counsel may reasonably require.

SECTION 8.  COVENANTS.

     The Company agrees that, so long as any credit is available to or in use by the Company hereunder, except to the extent compliance in any case or cases is waived in writing by the Required Banks:

     SECTION 8.1. MAINTENANCE OF BUSINESS. The Company will, and will cause each Subsidiary to, preserve and keep in force and effect all licenses and permits necessary to the proper conduct of their respective businesses expect where the failure to do so would not result in a Material Adverse Effect.

     SECTION 8.2. MAINTENANCE. The Company will, and will cause each Subsidiary to, maintain, preserve and keep their plant, properties and equipment (other than obsolete or worn out equipment held for sale or disposition) in good repair, working order and condition (ordinary wear and tear excepted) and the Company will, and will cause each Subsidiary to, from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be substantially preserved and maintained, in each case where the failure to do so is reasonably likely to have a Material Adverse Effect.

     SECTION 8.3. TAXES. The Company will, and will cause each Subsidiary to, duly pay and discharge all taxes, rates, assessments, fees and governmental charges upon or against any of them or against their respective properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings, in each case where the failure to do so is reasonably likely to have a Material Adverse Effect.

     SECTION 8.4. INSURANCE. The Company will, and will cause each Subsidiary to, insure and keep insured, in good and responsible insurance companies, all insurable property owned by them which is of a character usually insured by companies similarly situated and operating like properties; and the Company will, and will cause each Subsidiary to, insure such other hazards and risks (including employers' and public liability risks) in good and responsible insurance companies as and to the extent usually insured by companies similarly situated and conducting similar businesses. The Company will upon request of the Agent furnish a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

     SECTION 8.5. FINANCIAL REPORTS. The Company will, and will cause each Subsidiary to, maintain a standard and modern system of accounting in accordance with sound accounting practice and will furnish to the Banks and their duly authorized representatives such information respecting the business and financial condition of the Company and its Subsidiaries as the Agent may reasonably request; and without any request, will furnish to the Banks:

          (a) within 45 days after the close of each quarterly fiscal period of the Company (except the last such period in each fiscal year), a copy of the balance sheet, statement of earnings and statement of changes in cash flow of the Company and its Subsidiaries for such period, prepared on a consolidated and consolidating basis in accordance with GAAP, and the notes thereto, and a schedule of material contracts in progress (with bonded contracts specifically identified), all certified to by the chief financial officer of the Company;

          (b) within 90 days after the close of each fiscal year of the Company, (i) a copy of the audit report for such year and accompanying financial statements, including balance sheet, statement of earnings and statement of cash flow on a consolidated and consolidating basis for the Company and its Subsidiaries in accordance with GAAP, and the notes thereto, with the consolidated statements certified by independent public accountants of recognized standing selected by the Company and satisfactory to the Required Banks and (ii) a schedule of material contracts in progress (with bonded contracts specifically identified);

          (c) within the periods provided in paragraphs (a) and (b) above, a certificate of an authorized financial officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth: (aa) the information and computations (in sufficient detail) required in order to compute the Consolidated Debt/EBITDA Ratio and to establish whether the Company was in compliance with the requirements of Sections 8.10, 8.11 and 8.12 hereof at the end of the period covered by the financial statements then being furnished, and (ab) to the best such officer's knowledge, whether there exists on the date of the certificate or existed at any time during the period covered by such financial statement any Default or Event of Default and, if any such condition or event exists on the date of the certificate or existed during such period, specifying the nature and period of existence thereof and the action the Company is taking, has taken or proposes to take with respect thereto;

          (d) promptly upon the filing thereof, copies of all registration statements, Form 10-K, Form 10-Q and Form 8-K reports and proxy statements which the Company or any of its Subsidiaries file with the Securities and Exchange Commission;

          (e) prior written notice of any investment or acquisition by the Company or any Subsidiary involving either a purchase price of $10,000,000 or more or the purchase of 5% or more of the Voting Stock of any Person; and

          (f) promptly after knowledge thereof shall have come to the attention of any responsible officer of the Company, written notice of any threatened or pending litigation or governmental proceeding or assessment against the Company or any Subsidiary which if adversely determined would materially adversely affect the business and properties of the Company and its Subsidiaries taken as a whole or of any Event of Default.

    The Company will, and will cause each Subsidiary to, permit representatives of any Bank, upon reasonable notice and during normal business hours, to examine and make extracts from the books and records of the Company and its Subsidiaries and to examine their assets and access thereto shall be permitted for such purpose. The Agent and each Bank agree to maintain in confidence and not disclose to any Person any material non-public information relating to the Company or its Subsidiaries made available to the Agent or such Bank pursuant to this Section 8.5; PROVIDED that the Agent and each Bank may make such disclosures as are permitted by Section 11.20 or as shall be required by law or to the Agent's or such Bank's auditors or legal counsel who, the Agent or such Bank, as applicable, agrees will maintain the information so disclosed in confidence. Upon notice from the Company, the Agent and the Banks shall take such steps as may be reasonably requested by the Company to enable the Company or any Subsidiary to comply with the Foreign Ownership Control or Influence requirements of the United States Government imposed from time to time, provided that (i) nothing herein shall obligate the Agent or any Bank to take any action which would adversely affect the validity or enforceability of any lien granted, or to be granted, to the Agent or the Banks hereunder or the validity or enforceability of any of the Loan Documents or any rights or remedies of the Agent or the Banks thereunder or of the Company's or any Material Subsidiary's obligations thereunder and (ii) neither the Agent nor any Bank shall be liable to the Company or any Subsidiary as a result of any act or failure to act hereunder taken or omitted to be taken in good faith.

    Section 8.6. COMPLIANCE WITH LAWS. The Company will, and will cause each Subsidiary to, comply with all laws, ordinances or governmental rules and regulations to which they are subject, including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA, and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which is reasonably likely to have a Material Adverse Effect or would result in any lien or charge upon any property of the Company or any Subsidiary which is not a Permitted Lien.

    SECTION 8.7. NATURE OF BUSINESS. The Company will not, nor will it permit any Subsidiary to, engage in any business or activity if, as a result, the general nature of the business which would then be engaged in by the Company and its Subsidiaries taken as a whole would be substantially changed from Eligible Lines of Business existing as of the date of this Agreement.

    SECTION 8.8. LIENS. The Company will not, nor will it permit any Restricted Subsidiary to, pledge, mortgage or otherwise encumber or subject to, or permit to exist upon or be subjected to, any lien, security interest or charge upon, any assets or property of any kind or character at any time owned by the Company or any Restricted Subsidiary; PROVIDED, HOWEVER, that nothing in this Section contained shall operate to prevent any of the following (collectively, "PERMITTED LIENS"):

         (a) liens, pledges or deposits in connection with workmen's compensation, unemployment insurance, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits in connection with tenders, contracts or leases to which the Company or any of its Restricted Subsidiaries is a party or other deposits required to be made in the ordinary course of business and not in connection with borrowing money or obtaining advances or credit; provided in each case that the obligation or liability arises in the ordinary course of business and is not overdue, or if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor to the extent required by GAAP;

         (b) inchoate statutory, construction, common carrier's, materialmen's, landlord's, warehousemen's, mechanics, producers' or operator's liens securing obligations not overdue, or if overdue, being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor to the extent required by GAAP (collectively, "MECHANIC'S LIENS");

         (c) liens given to secure the payment of the purchase price or the financing thereof incurred in connection with the acquisition of fixed assets, including liens existing on such assets at the time of acquisition thereof, provided that (i) the lien shall attach solely to the property acquired or purchased and (ii) the indebtedness secured by such lien does not exceed 100% of the lesser of the cost or fair value of the property financed (collectively, "PURCHASE MONEY LIENS");

         (d)  the liens created by the Loan  Documents;

         (e) attachment or judgment liens individually or in the aggregate not in excess of $1,000,000 (exclusive of (i) any amounts that are duly bonded to the reasonable satisfaction of the Agent or (ii) any amount adequately covered by insurance as to which the insurance company has not disclaimed or disputed in writing its obligations for coverage or has not otherwise failed to pay when due);

         (f) liens for taxes, assessments or other governmental charges not yet due and payable or which are being diligently contested in good faith by the Company or its applicable Restricted Subsidiary by appropriate proceedings, PROVIDED that in any such case an adequate reserve is being maintained by the Company or such Restricted Subsidiary for the payment of same;

         (g) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

         (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

         (i) liens on assets other than the Collateral owned by newly acquired Subsidiaries who become Restricted Subsidiaries hereunder existing at the time of acquisition and not incurred in contemplation of such acquisition;

         (j) liens described on Schedule 8.8 attached hereto, encumbering the assets noted thereon opposite the description of the indebtedness or obligation secured thereby; and

         (k) extensions and renewals of the foregoing Permitted Liens, PROVIDED that the aggregate amount of such liabilities secured by such extended or renewed lien is not increased and such extended or renewed liabilities secured by such lien are on terms and conditions no more restrictive than the terms and conditions of the same being extended or renewed.

    SECTION 8.9. INDEBTEDNESS. The Company will not, nor will it permit any Restricted Subsidiary to, issue, incur, assume, create, or have outstanding any indebtedness for borrowed money (including as such for all purposes of this Agreement any indebtedness representing the deferred purchase price of property (accounts payable for the purchase of goods on ordinary trade terms shall not be deemed indebtedness for the deferred purchase price of property for purposes of this Agreement), any liability in respect to banker's acceptances, any indebtedness, whether or not assumed, secured by liens on property acquired by the Company or any Restricted Subsidiary existing at the time of the acquisition thereof, and the liability of the Company or any Restricted Subsidiary under any lease which should be capitalized under GAAP); PROVIDED, HOWEVER, that the foregoing provisions shall not restrict nor operate to prevent:

         (a) indebtedness owing to the Agent and the Banks under this Agreement or any of the other Loan Documents;

         (b)  purchase money indebtedness;

         (c) indebtedness of any Restricted Subsidiary owing to the Company or any other Subsidiary arising in the ordinary course of business;

         (d) indebtedness of any newly-acquired Restricted Subsidiary existing at the time of the acquisition and not incurred in contemplation of such acquisition;

         (e)  indebtedness described on Schedule 8.9 attached hereto; and

         (f) indebtedness not otherwise permitted by this Section 8.9 aggregating not more than $2,000,000 at any one time outstanding.

    SECTION 8.10. CONSOLIDATED NET WORTH. The Company will at all times maintain Consolidated Net Worth of not less than the sum of (a) 80% of the Company's Consolidated Net Worth determined as of the date hereof plus (b) 25% of Consolidated Net Income for each fiscal quarter ending on or after November 30, 1996, for which Consolidated Net Income for such quarter then ended is a positive amount; PROVIDED that for purposes of the foregoing clause (b), there shall be no reduction to the amount of Consolidated Net Worth required to be maintained hereunder for any fiscal quarter in which such Consolidated Net Income is less than $0. On or before December 31, 1996, the Company shall deliver to the Banks a certificate setting forth the Company's Consolidated Net Worth determined in accordance with clause (a) above.

    SECTION 8.11. CONSOLIDATED DEBT/CAPITAL RATIO. The Company will at all times maintain the ratio of Consolidated Total Indebtedness minus the aggregate amount of Letters of Credit then outstanding to Consolidated Capital at not more than .5 to 1.

    SECTION 8.12. DEBT SERVICE COVERAGE RATIO. The Company shall as of the last day of each fiscal quarter have a Debt Service Coverage Ratio of not more than 4.0 to 1.

    SECTION 8.13. ACQUISITIONS, INVESTMENTS, LOANS, ADVANCES AND GUARANTEES. The Company will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, make, retain or have outstanding any interest or investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets or business of any other Person, or guarantee any indebtedness, obligation or liability of any other Person or otherwise enter into any arrangement designed to assure another Person against loss or subordinate any claim or demand it may have to the claim or demand of any other Person; PROVIDED, HOWEVER, that the foregoing provisions shall not apply to nor operate to prevent:

         (a) investments by the Company or any Restricted Subsidiary in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within fifteen months from the date the same are acquired by the Company or such Restricted Subsidiary;

         (b) investments by the Company or any Restricted Subsidiary in certificates of deposit or time deposits issued by any Bank, or by any United States commercial bank having capital and surplus of not less than $100,000,000 and having a maturity of fifteen months or less;

         (c) investments by the Company or any Restricted Subsidiary in commercial paper maturing 270 days or less from the date of issuance which at the time of acquisition is rated A-2 or better by Standard & Poor's Corporation and P-2 or better by Moody's Investors Service, Inc.;

         (d) investments by the Company or any Restricted Subsidiary in debt securities issued by U.S. corporations or states of the United States maturing within fifteen months from the date of acquisition thereof if at the time of acquisition the investment in question has a rating of not less than BBB from Standard & Poor's Ratings Services Group, a division of The McGraw-Hill Companies, Inc. and/or Baa2 from Moody's Investors Services, Inc.;

         (e) investments by the Company or any Restricted Subsidiary in preferred stock of any corporation organized under the laws of any state of the United States which is subject to a remarketing undertaking at intervals not exceeding fifteen months issued by any substantial broker and which is rated BBB or better by Standard & Poor's Ratings Services Group, a division of The McGraw-Hill Companies, Inc. and/or Baa2 or better by Moody's Investors Services, Inc.;

         (f) acquisitions by the Company or any Restricted Subsidiary of the stock or assets of Persons primarily engaged in any Eligible Line of Business if and only so long as prior to consummation of any such transaction the Company shall have notified the Banks of the proposed transaction in reasonable detail as to the terms thereof (including sources and uses of funds therefor) and the Company shall have furnished the Banks with historic and pro forma financial information and compliance calculations reasonably satisfactory to the Required Banks demonstrating no Default or Event of Default exists or, on a pro forma basis, would occur after giving effect to such transaction;

         (g) ordinary course of business investments in, directly or indirectly, joint ventures with other Persons formed to provide services in an Eligible Line of Business and loans and guaranties (made ratably with the other venturers) to such joint ventures;

         (h) loans and advances by the Company or any Restricted Subsidiary to other Restricted Subsidiaries;

         (i) one or more unsecured guaranties issued by the Company or any Restricted Subsidiary guaranteeing indebtedness and obligations of Blue Diamond outstanding from time to time in an aggregate principal not to exceed $6,000,000 at any one time;

         (j) the Guaranty made by the Material Subsidiaries in favor of the Agent and the Banks;

         (k) investments held by any Restricted Subsidiary acquired after the date of this Agreement existing at the time of its acquisition by the Company or other existing Restricted Subsidiary and not acquired by such Restricted Subsidiary in contemplation of such acquisition;

         (l) existing investments in, loans and advances to, and guaranties of the obligations of, Unrestricted Subsidiaries disclosed on Schedule 8.13(l) attached hereto and made a part hereof; together with additional investments in, loans and advances to, and guaranties of the obligations of, Unrestricted Subsidiaries not disclosed on Schedule 8.13(l) in an aggregate account not to exceed $35,000,000 at any one time outstanding;

         (m) guaranties existing on the date hereof described on, and supporting the obligations set forth on, Schedule 8.13(m) hereof;

         (n) performance guaranties supporting performance obligations of Subsidiaries arising under contracts in Eligible Lines of Business;

         (o) investments in, loans and advances to, and guaranties of the obligations of,

    Persons (other than Subsidiaries), not otherwise permitted by this Section, that are engaged in an Eligible Line of Business, and at no time aggregating more than $10,000,000; and

         (p) investments in, loans and advances to, and guaranties of the obligations of Persons other than Subsidiaries not otherwise permitted by this Section at no time aggregating more than $1,000,000.

In determining the amount of investments, loans and advances permitted under this Section, investments shall always be taken at the original cost thereof, regardless of any subsequent appreciation (including retained earnings) or depreciation therein, and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

    SECTION 8.14.  DIVIDENDS AND CERTAIN OTHER RESTRICTED PAYMENTS.  The
Company will not declare or pay any dividends on any class of its capital stock (other than (i) dividends payable solely in its capital stock and (ii) redemptions and distributions in respect to the Company's Series A Preferred Stock to the extent required by the Company's amended certificate of incorporation as in effect on the date hereof and paid out of the proceeds of foreign tax credit refunds up to $18,000,000, plus interest thereon) or directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock (such declarations, payments, purchases, redemption's, acquisitions and retirements being hereinafter referred to as "RESTRICTED PAYMENTS") if any Default or Event of Default then exists or would arise after giving effect thereto.

    SECTION 8.15. MERGERS. The Company will not, nor will it permit any Restricted Subsidiary to, consolidate or be a party to a merger with any other Person, except that so long as no Default or Event of Default has occurred and is continuing or would arise as a result thereof (i) any Restricted Subsidiary of the Company may merge with and into the Company if the Company is the surviving corporation and (ii) the Company or any Restricted Subsidiary may engage in a merger with another Person if the Company or such Restricted Subsidiary is the surviving corporation.

    SECTION 8.16. SALE OF ASSETS. The Company will not, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise dispose of all or any substantial part of its property or assets (including any disposition of property as part of a sale and leaseback transaction, but excluding the leasing of property by WCG Leasing, Inc., a Montana corporation, made in the ordinary course of its business) or in any event sell or discount, with or without recourse, any of its notes or accounts receivable; PROVIDED, that nothing contained therein shall prohibit (i) sales of inventory in the ordinary course of business; (ii) sales or dispositions of obsolete or worn out property disposed of in the ordinary course of business; and (iii) sales of individual items of Collateral or other assets with a book value of less than (x) $10,000,000 in the aggregate during the fiscal year ending on or about November 30, 1997, and (y) $15,000,000 in the aggregate during any other fiscal year. In the event the Company sells CF Systems Corporation during the fiscal year ending on or about November 30, 1997, such sale shall not count against the $10,000,000 permitted amount provided for in clause (iii)(x) above for purposes of this
Section 8.16 or Section 8.19 below. At the request of the Company, so long as no Default or Event of Default then exists or would arise as a result of such disposition, the Agent is hereby authorized and directed to release its lien on any property sold pursuant to the forgoing provisions.

    SECTION 8.17. BURDENSOME CONTRACTS WITH AFFILIATES. The Company will not, nor will it permit any Restricted Subsidiary to, enter into or be a party to any contract or agreement with an Affiliate on terms and conditions materially less favorable to the Company or such Restricted Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

    SECTION 8.18. NO CHANGE IN FISCAL YEAR. The Company will not, nor will it permit any Restricted Subsidiary to, change its fiscal year, provided that the Banks shall not unreasonably withhold their consent to such a change if in connection therewith the provisions of this Agreement measuring covenant compliance with reference to fiscal periods are renegotiated in a manner reasonably acceptable to them.

    SECTION 8.19. MAINTENANCE OF MATERIAL SUBSIDIARIES. The Company will not, nor will it permit any Subsidiary to, directly or indirectly, sell, transfer, or otherwise dispose of its equity interest in any Material Subsidiary, provided that the Company or any Subsidiary may sell or otherwise dispose of 100% of its equity interest in any one or more Material Subsidiaries if and only so long as each of the following conditions are met: (i) such sale or disposition, together with the sale and other disposition of assets of the Company and its Subsidiaries made during such fiscal year, would be a permitted disposition of assets under Section 8.16(iii) hereof, (ii) no Default or Event of Default exists prior to or would arise immediately after giving effect to the transaction, (iii) the Company has notified the Banks of the proposed transaction in reasonable detail and has provided the Banks pro forma financial information and compliance calculations reasonably satisfactory to the Required Banks demonstrating no Default or Event of Default exists or would arise after giving effect to such transaction, and (iv) no Material Adverse Effect shall occur as a result of such transaction. In connection with the sale of the capital stock of a Material Subsidiary permitted hereby, at the request of the Company and so long as no Default or Event of Default then exists or would arise as a result thereof, the Agent is hereby authorized and directed to release such Material Subsidiary from the Guaranty and to release its lien on any stock or assets of such Material Subsidiary.

    SECTION 8.20. FORMATION OF SUBSIDIARIES. In the event any Restricted Subsidiary is formed or acquired after the date hereof, unless with respect to any newly formed or acquired Subsidiary such Subsidiary shall not be a Material Subsidiary, the Company shall within thirty (30) Business Days thereof cause such newly-form or acquired Subsidiary to become a party to the Guaranty and execute such Collateral Documents to the extent required by Section 5 hereof (on terms substantially similar to those executed in connection with this Agreement) as the Agent may then require granting the Agent for the benefit of the Banks a security interest in and lien on the personal property of such Subsidiary as collateral security for the Notes, the Applications, and the other obligations of the Company under the Loan Documents, together with such other instruments, documents, certificates and opinions required by the Agent in connection therewith. Thereafter, such Subsidiary shall be deemed a Material Subsidiary hereunder and Schedule 6.2 of this Agreement shall be deemed amended to include reference to such Subsidiary.

    SECTION 8.21. NO RESTRICTION ON SUBSIDIARY DIVIDENDS. Neither the Company nor any Subsidiary (excluding majority-owned joint ventures referred to in Section 8.13(g) hereof) is a party to, nor will the Company or any Subsidiary (excluding majority-owned joint ventures referred to in Section 8.13(g) hereof) become a party to, any agreement prohibiting or otherwise restricting the declaration or payment of any dividends by any such Subsidiary.

    SECTION 8.22. INTEREST RATE PROTECTION. The Company hereby agrees that in the event its Consolidated Total Indebtedness bearing interest at a floating rate exceeds $100,000,000, the Company agrees to enter into good faith discussions with the Banks pursuant to which the Company agrees to consider entering into one or more interest rate hedging agreements mutually satisfactory to the Company and the Agent.

    SECTION 8.23. AGREEMENT TO RELEASE LIEN FILINGS. The Company represents and warrants to the Banks that no UCC financing statements or other lien filings are of record in any filing office other than (a) UCC financing statements and other lien recording instruments perfecting Permitted Liens and (b) UCC financing statements and other lien recording instruments securing obligations which have been discharged as a matter of law pursuant to the Plan. The Company hereby agrees, at its cost and expense, to cause all UCC financing statements and other lien recording instruments filed securing the obligations described in clause (b) above to be released of record within thirty (30) days of the Company's receipt of the Agent's post-filing financing statement searches and the Company shall furnish the Agent evidence as to the release of all such liens in form and substance satisfactory to the Agent.

    SECTION 8.24. THE PLAN. The Company will comply with its obligations under the Plan and Confirmation Order and consummate the Plan in accordance with its terms. The Company will not consent to or acquiescence in any amendment or modification to the Plan or Confirmation Order without the written consent of the Required Banks; PROVIDED, HOWEVER, that the Company may consent or acquiesce in any such amendment or modification which does not materially impair the assets of the Company and its Subsidiaries, increase in any material respect the consolidated liabilities of the Company and its Subsidiaries, or change in any material respect the terms for repayment of obligations of the Company under the Plan. The Company shall provide copies of all amendments or modifications to the Plan or Confirmation Order to the Banks, whether or not the same are material.

SECTION 9.    EVENTS OF DEFAULT AND REMEDIES.

    SECTION 9.1. Any one or more of the following shall constitute an "EVENT OF DEFAULT" hereunder:

         (a) default in the payment of any installment of the principal of or interest on any Note or Application when due, whether at the stated maturity thereof or at any other time provided for in this Agreement and the continuance of such default for two Business Days after notice thereof to the Company from the Agent or any Bank, or default in the payment when due of any fee, charge or other amount payable by the Company hereunder or under any other Loan Document and the continuance of such default for five Business Days after notice thereof to the Company from the Agent or any Bank;

         (b) default in the observance or performance of any covenant set forth in Sections 8.13, 8.14, 8.15 or 8.16 hereof or of any Collateral Document dealing with the use, disposition or remittance of the proceeds of Collateral or the maintenance of insurance thereon;

         (c) default in the observance or performance of any other provision hereof or any of the other Loan Documents which is not remedied within 30 days after written notice thereof to the Company by any Bank or by the holder of any Note;

         (d) default shall occur in the payment when due (whether by lapse of time, acceleration or otherwise) of any indebtedness (including as such all obligations included in Consolidated Total Indebtedness as such term is defined herein) aggregating in excess of $10,000,000 issued, assumed or guaranteed by the Company or any Subsidiary or any other event of default shall occur with respect to any such indebtedness beyond any period of grace provided therefor if the effect thereof is to permit the maturity of such indebtedness to be accelerated or to permit the holders thereof to elect a majority of the Board of Directors of the Company;

         (e) any representation or warranty made herein or in any of the other Loan Documents or in any statement or certificate furnished pursuant hereto or thereto, or in connection with any advance or issuance made hereunder or by any person in connection with the transactions contemplated hereby, proves untrue in any material respect as of the date of the issuance or making thereof, and shall not be made good within 30 days after notice thereof to the Company by any Bank or by the holder of any Note;

         (f) any judgment or judgments, writ or writs or warrant or warrants or attachment, or any similar process or processes in an aggregate amount in excess of $2,000,000 more than the amount, if any, covered by insurance (as to which the insurer has not disclaimed or disputed in writing its obligations for coverage or otherwise failed to pay when due) shall be entered or filed against the Company or any Subsidiary or against any of the property or assets of any of them and remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

         (g) any event occurs or condition exists which is specified as an event of default under any of the other Loan Documents after the expiration of any applicable notice or grace periods;

         (h) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void, or the Company or any Material Subsidiary takes any action for the purpose of repudiating or rescinding any Loan Document executed by it or the obligations of such Person thereunder;

         (i) 50% or more of the issued and outstanding Voting Stock of the Company is owned or controlled, either legally or beneficially, by any Person or by any group of Persons affiliated with each other or acting in concert (Persons shall not be deemed to have acted in concert merely as a result of voting the same way or taking the same position if the decision to vote or to take a position were made independently and without prior consultation) other than Dennis R. Washington and/or his wife and/or his descendants and/or trusts or estates for the benefit of his wife and/or descendants;

         (j) the Company or any Material Subsidiary or any Material Foreign Subsidiary becomes insolvent or bankrupt or bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or laws for the relief of debtors are instituted against the Company or any Material Subsidiary or any Material Foreign Subsidiary and are not dismissed within 60 days after such institution or a decree or order of a court having jurisdiction in the premises for the appointment of a trustee or receiver or custodian for the Company or any Material Subsidiary or any Material Foreign Subsidiary or for the major part of any of their property is entered and the trustee or receiver or custodian appointed pursuant to such decree or order is not discharged within 60 days after such appointment; or

         (k) the Company or any Material Subsidiary or any Material Foreign Subsidiary shall institute bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or laws for the relief of debtors or shall consent to the institution of such proceedings against it by others or to the entry of any decree or order adjudging it bankrupt or insolvent or approving as filed any petition seeking reorganization under any bankruptcy or similar law or shall apply for or shall consent to the appointment of a receiver or trustee or custodian for it or for the major part of its property or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts as they mature or shall take any corporate action in contemplation or in furtherance of any of the foregoing purposes.

    SECTION 9.2. When any Event of Default described in subsections 9.1(a) to 9.1(i), both inclusive, has occurred and is continuing, the Agent may (and shall, upon request of the Required Banks), by notice to the Company, take any or all of the following actions:

         (a) terminate the obligation of the Banks to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice (such termination shall be effective upon verbal notification, the Agent hereby agreeing to provide written notification thereof to the Company as soon as practical thereafter);

         (b) declare the principal of and the accrued interest on the Notes to be forthwith due and payable and thereupon the Notes, including both principal and interest, and all fees, charges and commissions payable hereunder, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind;

         (c) demand that the Company immediately provide to the Agent cash collateral for the full amount of each Letter of Credit and the Company agrees to immediately provide such cash collateral and acknowledges and agrees that the Banks would not have an adequate remedy at law for failure by the Company to honor any such demand and that the Banks shall have the right to require the Company to specifically perform such undertaking whether or not any draws have been made under the Letters of Credit, with the funds so paid to, if the Company so requests, be invested in short-term high-grade debt securities, acceptable and pledged to and held by the Agent in accordance with Section 4.6(d) hereof; and

         (d) enforce any and all rights and remedies available under the Loan Documents or applicable law.

    SECTION 9.3.   When any Event of Default described in subsections 9.1(j) or
(k) has occurred and is continuing, then (a) the then unpaid balance of the Notes, including both principal and interest, and all fees, charges and commissions payable hereunder or under the Applications, shall immediately become due and payable without presentment, demand, protest or notice of any kind, (b) the obligation of the Banks to extend further credit pursuant to any of the terms hereof shall immediately and automatically terminate, (c) the Company shall immediately provide to the Agent cash collateral for the full amount of all Letters of Credit, whether or not draws have been made thereon, the Company acknowledging that the Banks would not have an adequate remedy at law for failure by the Company to honor any such demand, and the Banks shall have the right to require the Company to specifically perform such undertaking whether or not any draws have been made under the Letters of Credit, and (d) the Agent may exercise all remedies available to it under the Loan Documents or applicable law.

SECTION 10.   THE AGENT AND ISSUING BANKS.

    SECTION 10.1. APPOINTMENT AND AUTHORIZATION. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers hereunder and under the Loan Documents as are designated to the Agent by the terms hereof and thereof together with such powers as are reasonably incidental thereto. The Agent may resign at any time by sending twenty (20) days prior written notice to the Company and the Banks and may be removed by the Required Banks upon twenty (20) days prior written notice to the Company and the Banks. In the event of any such resignation or removal the Required Banks may appoint a new agent, which shall succeed to all the rights, powers and duties of the Agent hereunder and under the Loan Documents, such new Agent to be subject to the reasonable consent of the Company unless a Default or Event of Default has occurred and is continuing. Any resigning or removed Agent shall be entitled to the benefit of all the protective provisions hereof with respect to its acts as an agent hereunder, but no successor Agent shall in any event be liable or responsible for any actions of its predecessor. If the Agent resigns or is removed and no successor is appointed, the rights and obligations of such Agent shall be automatically assumed by the Required Banks and (i) the Company shall be directed to make all payments due each Bank hereunder directly to such Bank and (ii) the Agent's rights in the Loan Documents shall be assigned without representation, recourse or warranty to the Banks as their interests may appear.

    SECTION 10.2. RIGHTS AS A BANK. The Agent has and reserves all of the rights, powers and duties hereunder and under the other Loan Documents as any Bank may have and may exercise the same as though it were not the Agent and the terms "BANK" or "BANKS" as used herein and in all of such documents shall, unless the context otherwise expressly indicates, include the Agent in its individual capacity as a Bank. The Agent reserves the right to engage in other business transactions with the Company, the Subsidiaries and their Affiliates.

    SECTION 10.3. STANDARD OF CARE. The Banks acknowledge that they have received and approved copies of the Loan Documents, and such other information and documents concerning the transactions contemplated and financed hereby as they have requested to receive and/or review. The Agent makes no representations or warranties of any kind or character to the Banks with respect to the validity, enforceability, genuineness, perfection, value, worth or collectibility hereof or of the other Loan Documents or of the liens provided for thereby or of any other documents called for hereby or thereby or of the Collateral. The Agent need not verify the worth or existence of the

Collateral and may rely exclusively on reports provided by the Company. The Banks agree that neither the Agent nor any director, officer employee, agent or representative thereof (including any security trustee therefor) shall in any event be liable for any clerical errors or errors in judgment, inadvertence or oversight, or for action taken or omitted to be taken by it or them hereunder or under the Loan Documents or in connection herewith or therewith except for its or their own gross negligence or willful misconduct. The Agent shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, certificate, warranty, instruction or statement (oral or written) of anyone (including anyone in good faith believed by it to be authorized to act on behalf of the Company), unless it has actual knowledge of the untruthfulness of same. The Agent agrees to use the same care in protecting the interests of the Banks in the Loans as it uses for similar loans held by it solely for its own account. The Agent shall be entitled to assume that no Default or Event of Default exists, absent actual knowledge thereof, unless notified to the contrary by a Bank. The Agent shall in all events be fully protected in acting or failing to act in accord with the instructions of the Required Banks. Upon the occurrence of an Event of Default hereunder, the Agent shall take such action with respect to the enforcement of its liens on the Collateral and the preservation and protection thereof as it shall be directed to take by the Required Banks (and shall consult with the Banks as to actions to be taken) but unless and until the Required Banks have given such direction the Agent shall take or refrain from taking such actions as it deems appropriate and in the best of interest of all Banks. The Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent may treat the owner of any Note as the holder thereof until written notice of transfer shall have been filed with it as provided in Section 11.12 hereof signed by such owner in form satisfactory to the Agent. Each Bank acknowledges that it has independently and without reliance on the Agent or any other Bank and based upon such information, investigations and inquiries as it deems appropriate made its own credit analysis and decision to extend credit to the Company. It shall be the responsibility of each Bank to keep itself informed as to the creditworthiness of the Company and each Subsidiary and the Agent shall have no liability to any Bank with respect thereto.

    SECTION 10.4. COSTS AND EXPENSES. Each Bank agrees to reimburse the Agent and each Issuing Bank for all out-of-pocket costs and expenses suffered or incurred by the Agent or any such

Issuing Bank or any security trustee in performing its duties hereunder and under the other Loan Documents or in the exercise of any right or power imposed or conferred upon the Agent or any such Issuing Bank hereby or thereby, to the extent that the Agent or such Issuing Bank is not promptly reimbursed for same by the Company or out of the Collateral, all such costs and expenses to be borne by the Banks ratably in accordance with the amounts of their respective Commitments. If any Bank fails to reimburse the Agent or such Issuing Bank for its share of any such costs and expenses, such costs and expenses shall be paid pro rata by the remaining Banks, but without in any manner releasing the defaulting Bank from its liability hereunder.

    SECTION 10.5. INDEMNITY. The Banks shall ratably indemnify and hold the Agent and each Issuing Bank, and each of their directors, officers, employees, agents or representatives (including as such any security trustee therefor) harmless from and against any liabilities, losses, costs or expenses suffered or incurred by them under this Agreement or any of the other Loan Documents or in connection with the transactions contemplated hereby or thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Company or out of the Collateral and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. If any Bank defaults in its obligations hereunder, its share of the obligations shall be paid pro rata by the remaining Banks, but without in any manner releasing the defaulting Bank from its liability hereunder.

SECTION 11.   MISCELLANEOUS..

    SECTION 11.1. WAIVER OF RIGHTS. No delay or failure on the part of any Bank or the holder or holders of any Note in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise thereof, or the exercise of any other power or right, preclude any other right or the further exercise of any other rights. The rights and remedies hereunder of the Company, the Agent, the Banks and of the holder or holders of any Note are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

    SECTION 11.2. NON-BUSINESS DAY. If any payment of principal shall fall due on a day which is not a Business Day, interest at the rate such principal bears for the period prior to maturity shall continue to accrue on such principal from the stated due date thereof to and including the next succeeding Business Day on which the same is payable.

    SECTION 11.3. DOCUMENTARY TAXES. The Company agrees to pay any documentary, stamp or similar taxes payable in respect to this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

    SECTION 11.4. SURVIVAL OF REPRESENTATIONS. All representations and warranties made in the Loan Documents or pursuant thereto or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and of the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

    SECTION 11.5. SET-OFF SHARING. Each Bank agrees with each other Bank a party hereto that in the event such Bank shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise ("SET-OFF"), on or in respect of any Note or other obligation outstanding under this Agreement in excess of its ratable share of payments on all Notes and other obligations then outstanding to the Banks, then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amount of the Notes or other obligations held by each such other Bank (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; PROVIDED, HOWEVER, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

    SECTION 11.6. NOTICES. All communications provided for herein shall be in writing or by telex or by telegraph, except as otherwise specifically provided for hereinabove, addressed, if to the Company at 720 Park Boulevard, Boise, Idaho 83712, Attention: Chief Financial Officer or if to the Agent or Banks at their respective addresses set forth opposite their respective signatures hereto, or at such other address as shall be designated by any party hereto in a written notice to each other party pursuant to this Section 11.6. Any notice in writing shall be deemed to have been given or made when served personally or when received if sent by United States mail, and any notice given by telex or telegraphic means shall be deemed given when transmitted (answer back confirmed); provided that any notice to the Agent or any Bank under Sections 2 and 3 hereof shall only be effective upon receipt.

    SECTION 11.7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by the different parties on different counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

    SECTION 11.8. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Agent and the Banks and their respective successors and assigns permitted pursuant to Section 11.12, including any subsequent holder of any Note. The Company may not assign its rights or obligations hereunder without the prior written consent of the Banks.

    SECTION 11.9. PARTICIPANTS. Each Bank shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made by such Bank and credit risks in Letters of Credit held by such Bank at any time and from time to time to one or more other financial institutions, provided that no such participant shall have any rights under this Agreement or any other Loan Document (the participant's rights against the Bank granting its participation to be those set forth in the participation agreement between the participant and such Bank); PROVIDED, FURTHER, that no Bank shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other loan Document except to the extent such amendment or waiver would extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Termination
Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment or of a mandatory prepayment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof. Each such Bank selling a participation shall be entitled to the benefits of Sections 2.3(d), 3 and 4.8 hereof to the extent such Bank would have been so entitled had no such participation been sold.

    SECTION 11.10. COSTS AND EXPENSES. The Company agrees to pay within 10 days of demand therefor all reasonable out-of-pocket costs and expenses of the Agent in connection with the negotiation, preparation, execution, delivery, recording and/or filing and/or release of the Loan Documents and the other instruments and documents to be delivered hereunder or thereunder or in connection with the transactions contemplated hereby or thereby or in connection with any consents hereunder or thereunder or waivers or amendments hereto or thereto, including the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect to all of the foregoing, and all recording, filing or other fees, costs and taxes incident to perfecting a lien upon the collateral security for the Notes and other obligations of the Company, and all reasonable costs and expenses (including reasonable attorneys' fees), incurred by the Agent, any security trustee for the Banks, the Banks or any other holders of a
Note in connection with a default or the enforcement of any of the Loan Documents and the other instruments and documents to be delivered hereunder or thereunder. The Company agrees to indemnify and save the Banks, the Agent and any security trustee for the Banks harmless from any and all liabilities, losses, costs and expenses incurred by the Banks or the Agent in connection with any action, suit or proceeding brought against the Agent, security trustee or any Bank by any person which arises out of the transactions contemplated or financed hereby or by the other Loan Documents or out of any action or inaction by the Agent, any security trustee or any Bank hereunder or thereunder, except for such thereof as is caused by the gross negligence or willful misconduct of the party indemnified. The provisions of this Section 11.10 and the protective provisions of Section 3 hereof shall survive payment of the Notes and the other obligations owing to the Banks hereunder.


    SECTION 11.11. CONSTRUCTION. The parties hereto acknowledge and agree that this Agreement shall not be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of this Agreement.

    SECTION 11.12. ASSIGNMENT AGREEMENTS. Each Bank may, from time to time, with the consent of the Company and the Agent, which will not be unreasonably withheld, assign to other financial institutions part of the indebtedness evidenced by the Notes and credit risks with respect to Letters of Credit then owned by it together with an equivalent proportion of its obligation to make Loans and participate in Letters of Credit hereunder pursuant to written agreements executed by the assignor, the assignees, the Company and the Agent, which agreements shall specify in each instance the portion of the indebtedness evidenced by the Notes and Applications which is to be assigned to each such assignee and the portion of the Commitment of the assignor to be assumed by it (the "ASSIGNMENT AGREEMENTS"); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Bank's rights and obligations under this Agreement and the assignment shall cover the same percentage of such Bank's Commitment, Loans, Note, and credit risk with respect to Letters of Credit; (ii) unless each of the Agent and the Company otherwise consents, the aggregate amount of the Commitment, Loans, Note, and credit risk with respect to Letters of Credit of the assigning Bank being assigned pursuant to each such Assignment Agreement (determined as of the effective date of the relevant Assignment Agreement) shall in no event be less than $20,000,000 (unless such assignment is to another Bank party hereto in which event such minimum amount shall be $10,000,000) and shall be an integral multiple of $1,000,000 and, unless the assigning Bank shall have assigned all of its Commitment, Loans, Note, and credit risk with respect to Letters of Credit, the aggregate amount of the Commitment, Loans, Note and credit risk with respect to Letters of Credit retained by the assigning Lender shall in no event be less than $20,000,000; and (iii) the assigning Bank must pay to the Agent a processing and recordation fee of $2,000 and any out-of-pocket attorney's fees and expenses incurred by the Agent in connection with each such Assignment Agreement. Upon the execution of each Assignment Agreement by the assignor, the assignee and the Company (i) such assignee shall thereupon become a "BANK" for all purposes of this Agreement with a Commitment in the amount set forth in such Assignment Agreement (and Exhibit A hereto shall be deemed amended to reflect the aggregate Commitments of the Banks after giving effect thereto) and with all the rights, powers and obligations afforded a Bank hereunder, provided that the assigning Bank shall retain the benefit of all indemnities of the Company with respect to matters arising prior to the effective date of such Assignment Agreement, which shall survive and inure to the benefit of the assigning Bank, (ii) such assigning Bank shall have no further liability for funding the portion of its Commitment assumed by such other Bank and (iii) the address for notices to such Bank shall be as specified in the Assignment Agreement executed by it. Concurrently with the execution and delivery of such Assignment Agreement by the assignor, the assignee, the Company and the Agent, the Company shall execute and deliver a Note to the assignee Bank in the amount of its Commitment and a new Note to such assigning Bank in the amount of its Commitment after giving effect to the reduction occasioned by such assignment, all such notes to constitute "NOTES" for all purposes of this Agreement.

    SECTION 11.13. WAIVERS, MODIFICATIONS AND AMENDMENTS. Any provision hereof or of any of the other Loan Documents may be amended, modified, waived or released and any Default or Event of Default and its consequences may be rescinded and annulled upon the written consent of the Required Banks; PROVIDED, HOWEVER, that without the consent of all Banks no such amendment, modification or waiver shall increase the amount or extend the terms of any Bank's Commitment or reduce the interest rate applicable to or extend the maturity of any Loan, fee or other obligation owed to it or reduce the amount of the fees to which it is entitled hereunder or release any Material Subsidiary from its obligations under the Guaranty (except for releases expressly contemplated by this Agreement) or release any substantial (in value) part of the collateral security afforded by the Collateral Documents (except in connection with a sale or other disposition required to be effected by the provisions hereof or of the Collateral Documents and except for releases of the Agent's lien thereon expressly contemplated by this Agreement), or change this
Section 11.13 or change the definition of "REQUIRED BANKS" or change the number of Banks required to take any action hereunder or under any of the other Loan Documents; it being understood (i) that waivers or modifications of covenants, Defaults or Events of Default (other than those set forth in Section 9.1(j) and (k) hereof) or of a mandatory reduction in the Commitments or of a mandatory prepayment may be made at the discretion of the Required Banks and shall not constitute an increase of the Commitment of any Bank, and that any resulting increase in the available portion of any Commitment of any Bank shall not constitute an increase in the Commitment of such Bank, and (ii) any waiver of applicability of any post-default increase in interest rates may be made at the discretion of the Required Banks. No amendment, modification or waiver of the Agent's or an Issuing Bank's protective provisions shall be effective without the prior written consent of the Agent or the relevant Issuing Bank. SECTION

11.14. ENTIRE AGREEMENT. This Agreement and the Loan Documents constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

    SECTION 11.15. HEADINGS. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

    SECTION 11.16. CONFIDENTIALITY. (a) Any information disclosed by the Company or any of its Subsidiaries to the Agent or any of the Banks shall be used solely for purposes of this Agreement and for the purpose of determining whether or not to extend other credit or financial accommodations to the Company or its Subsidiaries and, if such information is not otherwise in the public domain, shall not be disclosed by the Agent or such Bank to any other Person except (i) to its independent accountants and legal counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) pursuant to statutory and regulatory requirements, (iii) pursuant to any mandatory court order, subpoena or other legal process, (iv) to the Agent or any other Bank, (v) pursuant to any agreement heretofore or hereafter made between such Bank and the Company which permits such disclosure, (vi) in connection with the exercise of any right or remedy under the Loan Documents, provided that such Bank or the Agent, as applicable, shall give the Company prior written notice of any such disclosure or (vii) subject to an agreement containing provisions substantially the same as those of this Section, to any participant in or assignee of, or prospective participant in or assignee of, any obligation or Commitment.

    (b) The Agent and the Banks acknowledge that the Company and its Subsidiaries perform classified contracts funded by and/or for the benefit of the United States Government and, accordingly, neither the Company nor any Subsidiary will be obligated to release, disclose or otherwise make available to the Agent or any Bank any classified or special nuclear material to any parties not in possession of a valid security clearance and authorized by the appropriate agency of the United States Government to receive such material.
The Agent and the Banks agree that in connection with any exercise of a right or remedy the United States Government may remove classified information or government-issued property prior to any remedial action implicating such classified information or government-issued property. Upon notice from the Company, the Agent and the Banks shall take such steps in accordance with this Agreement as may be reasonably requested by the Company to enable the Company or any Subsidiary to comply with the Foreign Ownership Control or Influence requirements of the United States Government imposed from time to time.

    SECTION 11.17. EXTENSIONS OF THE COMMITMENTS. Not less than 60 days or more than 120 days prior to each anniversary of the date hereof, the Company may advise the Agent in writing of its desire to extend the Termination Date for an additional 12 months and the Agent shall promptly notify the Banks of each such request; PROVIDED not more than one such request for the extension of the Termination Date may be made in any one calendar year. In the event that the Banks are agreeable to such extension (it being understood that any Bank may accept or decline such a request in its sole discretion and on any terms such Bank may elect), the Company, the Material Subsidiaries, the Banks and the Agent shall enter into such documents as the Agent may reasonably deem necessary or appropriate to reflect such extension and to assure that all extensions of credit pursuant to the Commitments as so extended are secured by the Liens of the Collateral Documents and guaranteed by the Guaranty, all costs and expenses incurred by the Agent in connection therewith to be paid by the Company.

    SECTION 11.18. CURRENCY. Each reference in this Agreement to U.S. Dollars or to an Available Foreign Currency (the "RELEVANT CURRENCY") is of the essence. To the fullest extent permitted by law, the obligation of the Company in respect of any amount due in the relevant currency under this Agreement shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the Agent or Bank entitled to receive such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such party receives such payment. If the amount in the relevant currency so purchased for any reason falls short of the amount originally due in the relevant currency, the Company shall pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligations of the Company not discharged by such payment shall, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, shall continue in full force and effect.

    SECTION 11.19. EXCLUSIVE JURISDICTION. (A) EXCEPT AS PROVIDED IN SUBSECTION (B), THE COMPANY, THE BANKS AND THE AGENT AGREE THAT ALL DISPUTES BETWEEN OR AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS, BUT EACH OF THE COMPANY, THE BANKS AND THE AGENT ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF COOK COUNTY, ILLINOIS. THE COMPANY WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

    (B) OTHER JURISDICTIONS. THE COMPANY AGREES THAT THE AGENT AND THE BANKS SHALL EACH HAVE THE RIGHT TO PROCEED AGAINST THE COMPANY OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE THE AGENT OR ANY BANK TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE AGENT OR ANY BANK. THE COMPANY AGREES THAT IT SHALL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT IN ACCORDANCE WITH THIS PROVISION BY THE AGENT OR ANY BANK TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT OR ANY

BANK. THE COMPANY WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT OR ANY BANK HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION.

    SECTION 11.20. WAIVER OF JURY TRIAL. THE COMPANY, THE AGENT AND THE BANKS EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE AGENT OR ANY BANK AND THE COMPANY ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO. THE COMPANY, THE AGENT AND THE BANKS EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY OF THEM MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

    SECTION 11.21. EXCESS INTEREST. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document ("EXCESS INTEREST"). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section 11.21 shall govern and control;
(b) neither the Company nor any guarantor or endorser shall be obligated to pay any Excess Interest; (c) any Excess Interest that the Agent or any Bank may have received hereunder shall, at the option of the Agent, be (i) applied as a credit against the then outstanding principal amount of Loans hereunder, accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law) and any other obligations, or all of the foregoing; (ii) refunded to the Company, or (iii) any combination of the foregoing; (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws, and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate; and (e) neither the Company nor any guarantor or endorser shall have any action against the Agent or any Bank for any damages whatsoever arising out of the payment or collection of any Excess Interest.

    SECTION 11.22. GOVERNING LAW. This Agreement and the Notes, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the laws of the State of Illinois.

    SECTION 11.23. SINGLE BANK. If and so long as Bank of Montreal is the only Bank hereunder, Bank of Montreal shall have all rights, powers and privileges afforded to the Agent, the Issuing Banks, the Banks, and the Required Banks hereunder and under the other Loan Documents.
                              [SIGNATURE PAGE TO FOLLOW]

    Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall be a contract between us for the purposes hereinabove set forth.

    Executed and delivered as of this 8th day of October, 1996.

                                            MORRISON KNUDSEN CORPORATION

                                            By  /s/ Jonathan M. Robertson
                                               --------------------------

                                            Its  Assistant Secretary
                                               --------------------------


    Accepted and agreed to in Chicago, Illinois as of the day and year last above written.

                                            BANK OF MONTREAL

                                             individually and as Agent

                                            By   /s/ J. K. Harche
                                                 --------------------------

                                            Its  Director
                                                 --------------------------

                                            Mailing Address:
                                              Los Angeles Representative Office
                                              601 South Figueroa Street
                                              Suite 4900
                                              Los Angeles, California 90017
                                              Attention: Director

                                              LENDING OFFICE:
                                              Bank of Montreal
                                              115 South LaSalle Street
                                              Chicago, Illinois 60603
                                              Attention: Manager-Loan
                                              Operations

                                      EXHIBIT A

                                AGGREGATE COMMITMENTS

                   BANK                                    COMMITMENT

              Bank of Montreal                             $200,000,000

                                      EXHIBIT B

                             MORRISON KNUDSEN CORPORATION

                                REVOLVING CREDIT NOTE


                                                           Chicago, Illinois

$______________
_____________, 1996

    For value received, the undersigned, Morrison Knudsen Corporation, a Delaware corporation (the "COMPANY"), hereby promises to pay to the order of _____________________________ (the "BANK"), at the principal office of Bank of Montreal in Chicago, Illinois (i) the principal sum of _________________________________ Dollars ($_________), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Loans owing from the Company to the Bank under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned on the Termination Date.

    This Note evidences indebtedness constituting the "BASE RATE PORTION" and "LIBOR PORTIONS" as such terms are defined in that certain Credit Agreement dated as of October 8, 1996, by and among the Company, Bank of Montreal individually and as Agent and certain lenders which are or may from time to time become parties thereto (the "CREDIT AGREEMENT") made and to be made to the Company by the Bank under the Revolving Credit provided for under the Credit Agreement and the Company hereby promises to pay interest at the office specified above on each loan evidenced hereby at the rates and times specified therefor in the Credit Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement, and this Note is subject to the terms of the Credit Agreement.

    Each loan made under the Revolving Credit provided for in the Credit Agreement by the Bank to the Company against this Note, any repayment of principal hereon, the status of each such loan from time to time as part of the Base Rate Portion or a LIBOR Portion and the interest rates and interest periods applicable thereto shall be endorsed by the holder hereof on the reverse side of this Note or recorded on the books and records of the holder hereof (provided that such entries shall be endorsed on the reverse side hereof prior to any negotiation hereof) and the Company agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the entries so endorsed on the reverse side hereof or recorded on the books and records of the Bank shall be PRIMA

FACIE evidence of the unpaid balance of this Note and the status of each loan from time to time as part of a Base Rate Portion or a LIBOR Portion and the interest rates and interest periods applicable thereto.


    This Note is issued by the Company under the terms and provisions of the Credit Agreement and is secured, inter alia, by certain security agreements and other instruments and documents from the Company and certain of its Subsidiaries, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, equally and ratably with all other indebtedness thereby secured, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity upon the occurrence of an Event of Default specified in the Credit Agreement, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement.

    THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW.

    The Company hereby waives presentment for payment.


                                                 MORRISON KNUDSEN CORPORATION

                                                 By

                                                 Its

                                      SCHEDULES



      THE REGISTRANT AGREES TO PROVIDE THE SECURITIES AND EXCHANGE COMMISSION,

                  UPON REQUEST, WITH COPIES OF THE SCHEDULES HERETO.